Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PIERIS PHARMACEUTICALS, INC.,

POLO MERGER SUB, INC.

and

PALVELLA THERAPEUTICS, INC.

Dated as of July 23, 2024

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER		2

1.1.	Effective Time of the Merger	2
1.2.	Closing	2
1.3.	Effects of the Merger	3
1.4.	Directors and Officers of the Surviving Corporation	3
1.5.	Public Company Matters	3

ARTICLE II CONVERSION OF SECURITIES		4

2.1.	Conversion of Capital Stock	4
2.2.	Exchange of Certificates	7
2.3.	Merger Partner Stock Plans	9
2.4.	Dissenting Shares	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER		10

3.1.	Organization, Standing and Power	11
3.2.	Capitalization	11
3.3.	Subsidiaries	12
3.4.	Authority; No Conflict; Required Filings and Consents	12
3.5.	Financial Statements; Information Provided	14
3.6.	No Undisclosed Liabilities	15
3.7.	Absence of Certain Changes or Events	15
3.8.	Taxes	15
3.9.	Owned and Leased Real Properties	17
3.10.	Intellectual Property	18
3.11.	Contracts	21
3.12.	Litigation	22
3.13.	Environmental Matters	22
3.14.	Employee Benefit Plans	23
3.15.	Compliance With Laws	25
3.16.	Permits and Regulatory Matters	25
3.17.	Employees	27
3.18.	Insurance	27
3.19.	Brokers; Fees and Expenses	28
3.20.	Certain Business Relationships with Affiliates	28
3.21.	Controls and Procedures, Certifications and Other Matters	28
3.22.	Books and Records	28
3.23.	Ownership of Public Company Common Stock	28
3.24.	Privacy and Data Protection	29
3.25.	No Other Representations or Warranties	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY AND THE MERGER SUB		29

4.1.	Organization, Standing and Power	30
4.2.	Capitalization	30
4.3.	Subsidiaries	32
4.4.	Authority; No Conflict; Required Filings and Consents	32
4.5.	SEC Filings; Financial Statements; Information Provided	34

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4.6.	No Undisclosed Liabilities	35
4.7.	Absence of Certain Changes or Events	35
4.8.	Taxes	35
4.9.	Owned and Leased Real Properties	37
4.10.	Intellectual Property	38
4.11.	Contracts	40
4.12.	Litigation	41
4.13.	Environmental Matters	41
4.14.	Employee Benefit Plans	42
4.15.	Compliance With Laws	43
4.16.	Permits and Regulatory Matters	43
4.17.	Employees	45
4.18.	Insurance	46
4.19.	Opinion of Financial Advisor	46
4.20.	Valid Issuance	46
4.21.	Nevada “Combinations with Interested Stockholders” Statutes	46
4.22.	Brokers; Fees and Expenses	46
4.23.	Operations of Merger Sub	46
4.24.	Certain Business Relationships with Affiliates	47
4.25.	Controls and Procedures, Certifications and Other Matters	47
4.26.	Books and Records	47
4.27.	Privacy and Data Protection	47
4.28.	No Other Representations or Warranties	48

ARTICLE V CONDUCT OF BUSINESS		48

5.1.	Covenants of Merger Partner	48
5.2.	Covenants of Public Company	50
5.3.	Confidentiality	53
5.4.	Closing Dividend; Legacy Asset Dispositions	53

ARTICLE VI ADDITIONAL AGREEMENTS		54

6.1.	No Solicitation	54
6.2.	Proxy Statement/Prospectus; Registration Statement	58
6.3.	Nasdaq Listing	59
6.4.	Access to Information	59
6.5.	Stockholder Approval	60
6.6.	Legal Conditions to Merger	61
6.7.	Public Disclosure	62
6.8.	Section 368(a) Reorganization; Section 351 Exchange	62
6.9.	Affiliate Legends	63
6.10.	D&O Indemnification	63
6.11.	Notification of Certain Matters	65
6.12.	Employee Communications	65
6.13.	FIRPTA Tax Certificates	65
6.14.	State Takeover Laws	65
6.15.	Security Holder Litigation	66
6.16.	Section 16 Matters	66
6.17.	Calculation of Public Company Net Cash and Exchange Ratio	66
6.18.	Termination of Section 401(k) Plans	70
6.19.	Merger Partner Financials	70
6.20.	New Public Company Equity Plan; Termination of Public Company ESPP	71

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ARTICLE VII CONDITIONS TO MERGER		71

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	71
7.2.	Additional Conditions to the Obligations of Public Company and Merger Sub	72
7.3.	Additional Conditions to the Obligations of Merger Partner	73

ARTICLE VIII TERMINATION AND AMENDMENT		74

8.1.	Termination	74
8.2.	Effect of Termination	76
8.3.	Fees and Expenses	76

ARTICLE IX MISCELLANEOUS		78

9.1.	Non-survival of Representations, Warranties and Agreements	78
9.2.	Notices	78
9.3.	Entire Agreement	79
9.4.	Amendment	79
9.5.	Extension; Waiver	79
9.6.	Procedure for Termination, Amendment, Extension or Waiver	79
9.7.	No Third Party Beneficiaries	80
9.8.	Assignment	80
9.9.	Severability	80
9.10.	Counterparts and Signature	80
9.11.	Interpretation	80
9.12.	Governing Law	81
9.13.	Remedies	81
9.14.	Submission to Jurisdiction	81
9.15.	WAIVER OF JURY TRIAL	82
9.16.	Disclosure Schedule	82
9.17.	Certain Defined Terms	82

Exhibit A-1	Form of Merger Partner Support Agreement
Exhibit A-2	Form of Public Company Support Agreement
Exhibit A-3	Form of Lock-Up Agreement
Exhibit B-1	Form of Surviving Corporation Certificate of Incorporation
Exhibit B-2	Form of Surviving Corporation Bylaws
Exhibit C	Form of CVR Agreement
Exhibit D	Form of Subscription Agreement
Annex A	Illustration of Exchange Ratio
Annex B	Illustration of Public Company Net Cash
Annex C	Director

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 23, 2024, is entered into by and among Pieris Pharmaceuticals, Inc., a Nevada corporation (“Public Company”), Polo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Public Company (the “Merger Sub”), and Palvella Therapeutics, Inc. a Delaware corporation (“Merger Partner”).

WHEREAS, the Board of Directors of Public Company (the “Public Company Board”) and the Board of Directors of Merger Partner (the “Merger Partner Board”) have each (i) determined that the Merger is fair to, and in the best interests of, their respective corporations and stockholders, (ii) approved and declared advisable this Agreement, the Merger and the actions contemplated by this Agreement and (iii) determined to recommend that the stockholders of their respective corporations vote to approve such matters as are contemplated by this Agreement, including, in the case of Merger Partner, the adoption of this Agreement and, in the case of Public Company, (i) the approval of the issuance of shares of common stock, $0.001 par value per share, of Public Company (the “Public Company Common Stock”) pursuant to this Agreement and the Concurrent Financing (as defined below), in each case pursuant to Nasdaq Listing Rule 5635 (the “Share Issuances”), (ii) approval, to the extent required under applicable Nevada Revised Statutes (“NRS”) statutes, of the Public Company Charter Amendments (the “Charter Amendment Proposal”) and (iii) the adoption of the 2024 Equity Incentive Plan (the “2024 Equity Incentive Plan Proposal”);

WHEREAS, the combination of Public Company and Merger Partner shall be effected through a merger (the “Merger”) of Merger Sub with and into Merger Partner in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which Merger Partner will become a wholly-owned subsidiary of Public Company;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Public Company’s willingness to enter into this Agreement, each of the stockholders, directors and officers of Merger Partner named in Schedule A of the Merger Partner Disclosure Schedule has entered into a support agreement, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit A-1 (the “Merger Partner Support Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Merger Partner’s willingness to enter into this Agreement, each of the stockholders of the Public Company named in Schedule A of the Public Company Disclosure Schedule have entered into a support agreement, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit A-2 (the “Public Company Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Public Company’s and Merger Partner’s willingness to enter into this Agreement, each of (i) the officers and directors of the Public Company immediately prior to the Effective Time and listed on Schedule A of the Public Company Disclosure Schedule, (ii) the individuals named on Section 1.4(b) of the Merger Partner Disclosure Schedule, (iii) the stockholders, directors and officers of Merger Partner named in Schedule A of the Merger Partner Disclosure Schedule and (iv) the stockholders of the Public Company named in Schedule A of the Public Company Disclosure Schedule have entered into a lock-up agreement in substantially the form attached hereto as Exhibit A-3 (the “Lock-Up Agreements”);

WHEREAS, for United States federal income tax purposes, it is intended that (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and in the event that the former shareholders of Merger Partner, including shareholders that participate in the Concurrent Financing (as defined below) are in “control” of Public Company immediately after the Effective Time within the meaning of Section 368(c) of the Code (the “Control Requirement”) shall also qualify as a non-taxable exchange of shares of voting common stock, par value $0.0001 per share of Merger Partner (“Merger Partner Voting Common Stock”), non-voting common stock, $0.001 per share of Merger Partner (“Merger Partner Non-Voting Common Stock” and together with Merger Partner Voting Common Stock, “Merger Partner Common Stock”) and preferred stock, $0.001 par value per share, of Merger Partner (“Merger Partner Preferred Stock,” and together with Merger Partner Common Stock, “Merger Partner Capital Stock”) for shares of Public Company Common Stock within the meaning of Section 351(a) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors shall have entered into a subscription agreement, substantially in the form attached hereto as Exhibit D (the “Subscription Agreement”), representing an aggregate commitment of not less than $30,000,000 (including up to an aggregate principal amount of $20,000,000 from the conversion of convertible notes of Merger Partner made pursuant to that certain Convertible Note Purchase Agreement made as of June 6, 2024 (the “Merger Partner Notes”) that are outstanding as of the date hereof), pursuant to which such investors have agreed to purchase the number of shares of Public Company Common Stock set forth therein immediately following to the Effective Time (the “Concurrent Financing”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Public Company, Merger Sub and Merger Partner agree as follows:

ARTICLE I
THE MERGER

1.1.    Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the parties hereto will cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Public Company and Merger Partner shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.2.    Closing. Subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time (or at such other time as Public Company and Merger Partner mutually agree upon, orally or in writing), on a date to be specified by Public Company and Merger Partner (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions by remote exchange of electronic documents, unless another date or time is agreed to in writing by Public Company and Merger Partner). For the purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York, Boston, Massachusetts, Philadelphia, Pennsylvania or Wilmington, Delaware are required or permitted by Law to be closed or other day on which the Delaware Secretary of State is closed.

1.3.    Effects of the Merger. At the Effective Time, (i) Merger Sub shall be merged with and into Merger Partner (Merger Partner as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”) and the separate existence of Merger Sub shall cease and (ii) the certificate of incorporation of Merger Partner as in effect as of immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit B-1, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL. In addition, the bylaws of Merger Partner, as in effect immediately prior to the Effective Time, shall be amended and restated to read as set forth on Exhibit B-2, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.4.    Directors and Officers of the Surviving Corporation.

(a)    The individuals named on Section 1.4(a) of the Merger Partner Disclosure Schedule shall be and constitute all of the directors of the Surviving Corporation as of the Effective Time, each to hold office until his or her respective successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)    The individuals named on Section 1.4(b) of the Merger Partner Disclosure Schedule (or such other executive officers of Merger Partner designated by Merger Partner prior to the Effective Time) shall be and constitute all of the officers of the Surviving Corporation as of the Effective Time, each to hold office until his or her respective successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5.    Public Company Matters.

(a)    Board of Directors. Public Company shall use reasonable best efforts to take such actions (including, to the extent necessary, procuring the resignation or removal of any directors on the Public Company Board) so that, immediately after the Effective Time, the number of directors that comprise the full Public Company Board shall be five (5) and shall consist of (i) four (4) of the directors on the Merger Partner Board (or if any such individual is unable or unwilling to serve as a director on the Public Company Board immediately following the Effective Time, then another individual designated by Merger Partner prior to the Effective Time), and (ii) the designated director from the Public Company Board listed on Annex C (or if such individual is unable or unwilling to serve as a director of the Public Company Board immediately following the Effective Time, then another individual that is designated by Public Company prior to the Effective Time).

(b)    Officers. Public Company shall use reasonable best efforts to take such actions (including, to the extent necessary, procuring the resignation (to the extent limited to positions held by such officers and not employment) or removal of any officer of Public Company) so that the officers of Merger Partner immediately prior to the Effective Time shall constitute all of the officers of Public Company immediately after the Effective Time (or if such individual is unable or unwilling to serve as an officer of the Public Company Board immediately following the Effective Time, then another individual that is designated by Merger Partner prior to the Effective Time), each having the same title as he or she had as an officer of Merger Partner immediately prior to the Effective Time .

(c)    Lock-Up Agreements. Public Company and Merger Partner shall use reasonable best efforts to have each individual who will serve as a director or officer of Public Company following the Closing execute and deliver a Lock Up Agreement prior to Closing.

ARTICLE II
CONVERSION OF SECURITIES

2.1.    Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Merger Partner Capital Stock or any shares of capital stock of Merger Sub:

(a)    Capital Stock of Merger Sub. Each share of the common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b)    Cancellation of Treasury Stock and Public Company Owned Stock. All shares of Merger Partner Common Stock that are held in treasury and any shares of Merger Partner Common Stock owned by Public Company, Merger Sub or any other subsidiary of Public Company immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Public Company or other consideration shall be delivered in exchange therefor.

(c)    Conversion of Merger Partner Capital Stock. Subject to Section 2.2, each share of Merger Partner Capital Stock, other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive a number of shares of Public Company Common Stock equal to the Exchange Ratio. As of the Effective Time, all such shares of Merger Partner Capital Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate or non-certificated book entry representing any such shares of Merger Partner Capital Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Public Company Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Public Company Common Stock to be issued or paid in consideration therefor and any amounts payable pursuant to Section 2.2(d) upon the surrender of such certificate in accordance with Section 2.2, without interest. For purposes of this Agreement, “Exchange Ratio” means the quotient obtained by dividing (x) the number of Merger Partner Merger Shares by (y) the number of Merger Partner Outstanding Shares, in which:

(i)    “Aggregate Valuation” means the sum of (a) the Merger Partner Valuation, plus (b) the Public Company Valuation.

(ii)    “Merger Partner Allocation Percentage” the quotient determined by dividing (i) the Merger Partner Valuation by (ii) the Aggregate Valuation.

(iii)    “Merger Partner Merger Shares” means the product determined by multiplying (i) the Post-Closing Public Company Shares by (ii) the Merger Partner Allocation Percentage.

(iv)    “Merger Partner Outstanding Shares” means the total number of shares of Merger Partner Capital Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Merger Partner Common Stock basis calculated using the Treasury Stock Method and assuming, without duplication, (A) the issuance of all shares of Merger Partner Common Stock that would be issued assuming the acceleration and exercise of all Merger Partner Stock Options outstanding as of immediately prior to the Effective Time, and (B) the conversion of all Merger Partner Preferred Stock outstanding as of immediately prior to the Effective Time (on an as-converted to Merger Partner Common Stock basis). Notwithstanding the foregoing, any Merger Partner Stock Options granted on or after the date of this Agreement would be included in the total number of Merger Partner Outstanding Shares on a fully-diluted and as-converted to Merger Partner Common Stock basis without applying the Treasury Stock Method. For the avoidance of doubt, other than with respect to Merger Partner Common Stock underlying outstanding Merger Partner Stock Options, shares of Merger Partner Common Stock reserved for issuance under the Merger Partner Stock Plans as of immediately prior to the Effective Time shall not be included in the total number of shares of Merger Partner Common Stock outstanding for purposes of determining the Merger Partner Outstanding Shares.

(v)    “Merger Partner Valuation” means $95,000,000.

(vi)    “Post-Closing Public Company Shares” means the quotient determined by dividing (i) the Public Company Outstanding Shares by (ii) the Public Company Allocation Percentage.

(vii)    “Public Company Allocation Percentage” means the quotient determined by dividing (i) the Public Company Valuation by (ii) the Aggregate Valuation.

(viii)    “Public Company Closing Price” means the volume weighted average closing trading price of a share of Public Company Common Stock on Nasdaq for the five (5) consecutive trading days ending five (5) trading days immediately prior to the date upon which the Effective Time occurs.

(ix)    “Public Company Outstanding Shares” means the total number of shares of Public Company Common Stock that are issued and outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Public Company Common Stock basis, calculated using the Treasury Stock Method and assuming, without duplication, (A) the acceleration and exercise of all Public Company Stock Options and Public Company Warrants outstanding as of immediately prior to the Effective Time with an exercise price less than the Public Company Closing Price, and (B) the conversion of all Public Company Preferred Stock outstanding as of immediately prior to the Effective Time (on an as-converted to Public Company Common Stock basis). For the avoidance of doubt, (1) no Public Company Stock Options outstanding as of immediately prior to the Effective Time with an exercise price equal to or greater than the Public Company Closing Price shall be included in the total number of shares of Public Company Common Stock outstanding for purposes of determining the Public Company Outstanding Shares, and (2) other than with respect to Public Company Common Stock underlying outstanding Public Company Stock Options and Public Company Warrants with an exercise price less than the Public Company Closing Price, shares of Public Company Common Stock reserved for issuance under the Public Company Stock Plans as of immediately prior to the Effective Time shall not be included in the total number of shares of Public Company Common Stock outstanding for purposes of determining the Public Company Outstanding Shares.

(x)    “Public Company Valuation” means $21,000,000; provided, that (A) if the Final Public Company Net Cash is greater than $11,000,000, then the Public Company Valuation will be adjusted upwards on a dollar-for-dollar basis by the difference of: (i) the Final Public Company Net Cash, minus (ii) $11,000,000, and (B) if the Final Public Company Net Cash is less than $11,000,000, then the Public Company Valuation will be adjusted downwards on a dollar-for-dollar basis by the difference of: (i) $11,000,000, minus (ii) the Final Public Company Net Cash.

(xi)    “Treasury Stock Method” means, with respect to Public Company or Merger Partner, as the case may be, a calculation that assumes on a pro forma basis that all outstanding and unexercised Public Company Stock Options or Merger Partner Stock Options (as defined below), as the case may be, with an exercise price less than the Public Company Closing Price, are fully-vested and exercised on a cashless basis (i.e. that the proceeds from such exercises are used to repurchase shares of Public Company Common Stock or Merger Partner Capital Stock, as the case may be, at the Public Company Closing Price, thereby reducing the number of shares outstanding, with the net effect representing the potential dilution from the vesting and exercise of all such Public Company Stock Options or Merger Partner Stock Options, as the case may be). For the avoidance of doubt, the Treasury Stock Method shall exclude entirely any Public Company Stock Options or Merger Partner Stock Options with a per-share exercise price greater than the Public Company Closing Price.

For the avoidance of doubt, neither the proceeds from the Concurrent Financing nor the shares of Public Company Common Stock to be issued in connection therewith shall be included in the calculation or determination of the Exchange Ratio or any component thereof. For illustrative purposes only, a sample Exchange Ratio calculation is attached hereto as Annex A.

(d)    Unvested Stock. At the Effective Time, any shares of Public Company Common Stock issued in accordance with Section 2.1(c) with respect to shares of Merger Partner Common Stock held by any employee, director or consultant pursuant to any of Merger Partner’s plans or arrangements that, immediately prior to the Effective Time, are subject to a repurchase option or otherwise “unvested” (“Merger Partner Restricted Stock”) shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such shares of Merger Partner Restricted Stock vest at the Effective Time and except for such changes necessary to give effect to the Exchange Ratio and the conversion to Public Company Common Stock. All outstanding rights that Merger Partner may hold immediately prior to the Effective Time to repurchase shares of Merger Partner Restricted Stock are, effective as of immediately after the Effective Time, hereby assigned to Public Company and shall thereafter be exercisable by Public Company upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. Merger Partner shall, prior to the Closing, take all steps necessary to cause the foregoing provisions of this Section 2.1(d) to occur.

(e)    Equitable Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Merger Partner Capital Stock, Public Company Common Stock or Public Company Preferred Stock occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, capitalization or other like change. Nothing in this Section 2.1(e) shall be construed to permit Merger Partner, Public Company or any subsidiary of Public Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2.    Exchange of Certificates. The procedures for exchanging outstanding shares of Merger Partner Capital Stock for Public Company Common Stock pursuant to the Merger are as follows:

(a)    Exchange Agent. At the Effective Time, Public Company shall deposit with Computershare Trust Company, N.A. or another bank or trust company designated by Public Company and reasonably acceptable to Merger Partner (the “Exchange Agent”), for the benefit of the holders of shares of Merger Partner Capital Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates or non-certificated book entries representing the shares of Public Company Common Stock (such shares of Public Company Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Merger Partner Capital Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c), and (iii) any dividends or distributions to which holders of certificates or non-certificated book entries that, as of immediately prior to the Effective Time, represented outstanding shares of Merger Partner Capital Stock (collectively, “Certificates”), whose shares were converted pursuant to Section 2.1 into the right to receive shares of Public Company Common Stock, may be entitled pursuant to Section 2.2(d).

(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal in customary form reasonably acceptable to Public Company and the Exchange Agent specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or, in the case of Certificates that are non-certificated book entries, upon adherence to the procedures set forth in the letter of transmittal, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Public Company Common Stock (plus cash in lieu of fractional shares, if any, of Public Company Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate (or an affidavit of loss in lieu of such Certificate in accordance with Section 2.2(i)) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Public Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent and Public Company, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or book entry account representing that number of whole shares of Public Company Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Merger Partner Capital Stock which is not registered in the transfer records of Merger Partner, a certificate representing the proper number of whole shares of Public Company Common Stock, plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) may be issued or paid to a Person other than the Person in whose name the Certificate so surrendered is registered, only if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive shares of Public Company Common Stock pursuant to the provisions of this Article II, plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d) as contemplated by this Section 2.2.

(c)    No Fractional Shares. No certificate or scrip representing fractional shares of Public Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Public Company. Notwithstanding any other provision of this Agreement, each holder of shares of Merger Partner Capital Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Public Company Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Merger Partner Capital Stock represented thereby) shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to such fractional part of a share of Public Company Common Stock multiplied by the last reported sale price of Public Company Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Capital Market (“Nasdaq”) on the last trading day prior to the Effective Time.

(d)    Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Public Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate (or an affidavit of loss in lieu of such Certificate in accordance with Section 2.2(i)) in accordance with this Section 2.2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or an affidavit of loss in lieu of such Certificate in accordance with Section 2.2(i)), there shall be issued and paid to the record holder of the Certificate, at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Public Company Common Stock, without interest, and at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time, but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Public Company Common Stock.

(e)    No Further Ownership Rights in Merger Partner Capital Stock. All shares of Public Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.2(c) or 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Merger Partner Capital Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Merger Partner Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Merger Partner Capital Stock for one year after the Effective Time shall be delivered to Public Company, upon demand, and any holder of Merger Partner Capital Stock immediately prior to the Effective Time who has not previously complied with this Section 2.2 shall thereafter look only to Public Company, as a general unsecured creditor, for payment of its claim for Public Company Common Stock, any cash in lieu of fractional shares of Public Company Common Stock and any dividends or distributions with respect to Public Company Common Stock.

(g)    No Liability. To the extent permitted by applicable Law, none of Public Company, Merger Sub, Merger Partner, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Merger Partner Capital Stock or Public Company Common Stock, as the case may be, for such shares or any cash amounts required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered immediately prior to such date on which any shares of Public Company Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, such Certificate and any such shares of Public Company Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the maximum extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h)    Withholding Rights. Each of the Exchange Agent, Public Company and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to, or contemplated by, this Agreement to any holder of shares of Merger Partner Capital Stock and any other recipient of payments hereunder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law. The applicable withholding agent shall use commercially reasonable efforts to provide prior notice to any holder of shares of Merger Partner Capital Stock of its intent to deduct or withhold Taxes on payments for Merger Partner Capital Stock and shall reasonably cooperate with such holder in obtaining any available exemption or reduction of such withholding. Any amounts so deducted or withheld shall be timely paid over to the appropriate Governmental Entity. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by the Surviving Corporation or Public Company, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Merger Partner Capital Stock or other recipient of payments hereunder in respect of which such deduction and withholding was made by the Surviving Corporation or Public Company, as the case may be.

(i)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance satisfactory to Public Company and the Exchange Agent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Public Company, the posting by such Person of a bond in such reasonable amount as the Public Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Public Company Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Public Company Common Stock deliverable in respect thereof pursuant to this Agreement.

2.3.    Merger Partner Stock Plans.

(a)    At the Effective Time, each outstanding option to purchase Merger Partner Common Stock (each, a “Merger Partner Stock Option” and collectively, the “Merger Partner Stock Options”), whether vested or unvested, and all stock or equity-related plans, agreements or arrangements of Merger Partner (the “Merger Partner Stock Plans”) themselves, insofar as they relate to outstanding Merger Partner Stock Options, shall be assumed by Public Company and shall be exchanged for an option to acquire, on the same terms and conditions as were applicable under such Merger Partner Stock Option immediately prior to the Effective Time, such number of shares of Public Company Common Stock as is equal to the number of shares of Merger Partner Common Stock subject to the unexercised portion of such Merger Partner Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), with an exercise price per share for the options equal to the exercise price per share of such Merger Partner Stock Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent); provided, that in the case of any Merger Partner Stock Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Public Company Common Stock subject to such option, and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Merger Partner Stock Option to which an exemption to Section 409A of the Code applies as of the Effective Time, the exercise price, the number of shares of Public Company Common Stock subject to such option, and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Such Merger Partner Stock Options shall continue in effect on the same terms and conditions to which they are currently subject (subject to the adjustments required by this Section 2.3 after giving effect to the Merger). Merger Partner shall, prior to the Effective Time, take all actions necessary or appropriate to give effect to the treatment of Merger Partner Stock Options contemplated by this Section 2.3(a) and to ensure that there will be no accelerated vesting of Merger Partner Stock Options in connection with the Merger.

(b)    As soon as practicable after the Effective Time, Public Company shall deliver to the participants in Merger Partner Stock Plans an appropriate notice setting forth such participants’ rights pursuant to Merger Partner Stock Options, as provided in this Section 2.3.

(c)    Public Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Public Company Common Stock for delivery upon exercise of Merger Partner Stock Options assumed in accordance with this Section 2.3. To the extent permitted under applicable Law, as promptly as practicable after the Effective Time, Public Company shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Public Company Common Stock subject to such options, to the extent so registrable, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d)    As of the Effective Time, Public Company shall assume each of the Merger Partner Stock Plans to the extent of the outstanding Merger Partner Stock Options. Prior to the Closing, Merger Partner shall take all corporate action necessary to terminate as of the Effective Time (or otherwise limit the ability to grant new awards or issue shares under) each Merger Partner Stock Plan except with respect to the issuance of shares upon the exercise of any outstanding Merger Partner Stock Option.

2.4.    Dissenting Shares.

(a)    For purposes of this Agreement, “Dissenting Shares” shall mean shares of Merger Partner Capital Stock issued and outstanding immediately prior to the Effective Time that are held as of the Effective Time by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares in accordance with Section 262 of the DGCL (until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares). Dissenting Shares will only entitle the holder thereof to such rights as are granted by the DGCL to a holder thereof and shall not be converted into or represent the right to receive Public Company Common Stock unless the stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the DGCL or properly withdrawn his, her or its demand for appraisal. If such stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted, as of the Effective Time, into and represent the right to receive Public Company Common Stock issuable in respect of such Merger Partner Capital Stock pursuant to Section 2.1(c) or Section 2.1(d), as the case may be, without interest, and (ii) promptly following the occurrence of such event, Public Company shall deliver to the Exchange Agent a certificate representing Public Company Common Stock to which such stockholder is entitled pursuant to Section 2.1(c) or Section 2.1(d), as well as any cash, dividend or other distributions to which such holder of Merger Partner Capital Stock may be entitled under this Article II if not previously delivered to the Exchange Agent.

(b)    Merger Partner shall give Public Company (i) prompt notice of any written demands for appraisal of any Merger Partner Capital Stock, withdrawals of such demands and any other instruments that relate to such demands received by Merger Partner and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Merger Partner shall not, except with the prior written consent of Public Company, which shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to any demands for appraisal of Merger Partner Capital Stock or settle or offer to settle any such demands.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER

Except as set forth herein or in the disclosure schedule delivered or made available by Merger Partner to Public Company and Merger Sub on the date of this Agreement (the “Merger Partner Disclosure Schedule”), Merger Partner represents and warrants to Public Company and Merger Sub as follows:

3.1.    Organization, Standing and Power. Merger Partner is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. Merger Partner has made available to Public Company complete and accurate copies of its certificate of incorporation and bylaws, and copies of any amendments thereto, existing as of the date of this Agreement and is not in material violation of any provision of either such document.

3.2.    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Merger Partner consists of 29,000,000 shares of Merger Partner Common Stock and 20,655,895 shares of Merger Partner Preferred Stock. The rights and privileges of each class of Merger Partner’s capital stock are as set forth in Merger Partner’s certificate of incorporation. As of the date of this Agreement, (i) 5,050,000 shares of Merger Partner Voting Common Stock are issued and outstanding and 670,009 shares of Merger Partner Non-Voting Common Stock are issued and outstanding, (ii) no shares of Merger Partner Common Stock are held in the treasury of Merger Partner and (iii) 2,241,903 shares of Merger Partner Preferred Stock are designated as Series A-1 Preferred Stock are issued or outstanding, 1,240,134 shares of Merger Partner Preferred Stock designated as Series A-2 Preferred Stock are issued or outstanding, 1,533,528 shares of Merger Partner Preferred Stock designated as Series B Preferred Stock are issued or outstanding, 8,509,995 shares of Merger Partner Preferred Stock designated as Series C Preferred Stock are issued or outstanding and 1,835,227 shares of Merger Partner Preferred Stock designated as Series D Preferred Stock are issued or outstanding.

(b)    As of the date of this Agreement, there are outstanding 78,959 shares of Merger Partner Non-Voting Common Stock that were issued upon the previous exercise of Merger Partner Stock Options, there are outstanding Merger Partner Stock Options with respect to which 2,149,138 shares of Merger Partner Non-Voting Common Stock are issuable, there are 633,671 shares of Merger Partner Non-Voting Common Stock reserved for future issuance under the Merger Partner Stock Plan. Merger Partner has made available to Public Company complete and accurate copies of all Merger Partner Stock Plans and the forms of all award agreements evidencing Merger Partner Stock Options. With respect to each Merger Partner Stock Option (whether outstanding or previously exercised or vested and/or settled, as applicable) (i) each grant of a Merger Partner Stock Option was duly authorized no later than the date on which the grant of such Merger Partner Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Merger Partner’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the applicable Merger Partner Stock Plan, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry.

(c)    Except (i) as set forth in this Section 3.2, (ii) as reserved for future grants under Merger Partner Stock Plans, and (iii) as set forth on Section 3.2(c) of the Merger Partner Disclosure Schedules, as of the date of this Agreement, (A) there are no equity securities of any class of Merger Partner, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Merger Partner is a party or by which Merger Partner is bound obligating Merger Partner to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Merger Partner or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Merger Partner to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Other than the Merger Partner Support Agreement or pursuant to any Merger Partner Stock Plan, Merger Partner is not a party to or is bound by any, and to the knowledge of Merger Partner, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Merger Partner. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act. Except as contemplated by this Agreement or described in this Section 3.2(c), there are no registration rights to which Merger Partner is a party or by which it or they are bound with respect to any equity security of any class of Merger Partner.

(d)    All outstanding shares of Merger Partner Capital Stock are, and all shares of Merger Partner Non-Voting Common Stock subject to issuance as specified in Sections 3.2(b) and 3.2(c) upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Partner’s certificate of incorporation or bylaws or any agreement to which Merger Partner is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Merger Partner to repurchase, redeem or otherwise acquire any shares of Merger Partner Capital Stock. All outstanding shares of Merger Partner Capital Stock have been offered, issued and sold by Merger Partner in compliance with all applicable federal and state securities Laws.

(e)    No consent of the holders of Merger Partner Stock Options is required in connection with the actions contemplated by Section 2.3.

3.3.    Subsidiaries. Merger Partner does not have any subsidiaries and does not otherwise own any shares of capital stock or any interest in any other Person. Merger Partner does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any Person.

3.4.    Authority; No Conflict; Required Filings and Consents.

(a)    Merger Partner has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement (the “Merger Partner Voting Proposal”) by Merger Partner’s stockholders under the DGCL and the certificate of incorporation of Merger Partner (the “Merger Partner Stockholder Approval”) to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Merger Partner Board, at a duly called meeting at which all directors were present, by a unanimous vote, or via unanimous written consent (i) determined that the Merger is fair to, and in the best interests of, Merger Partner and its stockholders, (ii) approved this Agreement, the Merger and the actions contemplated by this Agreement in accordance with the provisions of the DGCL, (iii) declared this Agreement advisable, and (iv) determined to recommend that the stockholders of Merger Partner vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Merger Partner have been duly authorized by all necessary corporate action on the part of Merger Partner, subject only to the required receipt of the Merger Partner Stockholder Approval. This Agreement has been duly executed and delivered by Merger Partner and, assuming the due execution and delivery of this Agreement by Public Company, constitutes the valid and binding obligation of Merger Partner, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)    The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Merger Partner, (ii) conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on Merger Partner’s assets (including Merger Partner Intellectual Property) under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 3.11(a) of the Merger Partner Disclosure Schedules, or (iii) subject to obtaining the Merger Partner Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Merger Partner or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to Merger Partner in connection with the execution and delivery of this Agreement by Merger Partner or the consummation by Merger Partner of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Merger Partner is qualified as a foreign corporation to transact business, (ii) the filing of the Registration Statement and the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the Laws of any foreign country, (iv) such other consents, declarations, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably expected to result in a Merger Partner Material Adverse Effect.

(d)    The affirmative vote in favor of the Merger Partner Voting Proposal by the holders of a (i) majority of the votes represented by the outstanding shares of Merger Partner Voting Common Stock and Merger Partner Preferred Stock voting together as a single class on an as-converted to Merger Partner Voting Common Stock basis, and (ii) majority of the votes represented by the outstanding shares of Merger Partner Preferred Stock voting together as a single class on an as-converted to Merger Partner Voting Common Stock basis, including (A) at least one of (1) Petrichor Opportunities Fund I LP and Petrichor Opportunities Fund I Intermediate LP (collectively, “Petrichor”) or (2) the affirmative vote or written consent of the holders of at least seventy percent (70%) of the outstanding shares of Merger Partner Series D Preferred Stock held by stockholders of Merger Partner other than Petrichor, and (B) at least one of (1) CDK Associates L.L.C. or (2) Samsara BioCapital L.P., which is to be delivered pursuant to written consents of stockholders in lieu of a meeting, in form and substance reasonably acceptable to Public Company (collectively, the “Written Consents”), is the only vote of the holders of any class or series of Merger Partner’s capital stock or other securities necessary for the adoption of this Agreement by Merger Partner and for the consummation by Merger Partner of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of Merger Partner having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Merger Partner may vote.

3.5.    Financial Statements; Information Provided.

(a)    Merger Partner has made available to Public Company correct and complete copies of the Financial Statements. The Financial Statements (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except (x) that the unaudited Financial Statements do not contain footnotes and (y) as may be indicated in the notes to such Financial Statements) and (ii) fairly present in all material respects the financial position of Merger Partner as of the dates thereof, except that the unaudited interim Financial Statements are subject to normal year-end adjustments, that are not expected to be material in amount. For purposes of this Agreement, “Financial Statements” means (A) the unaudited balance sheet as at December 31, 2023, and the related unaudited statements of income, changes in stockholders’ equity and cash flows of Merger Partner as for the period then ended, (B) the audited balance sheet as at December 31, 2022, and the related audited statements of income, changes in stockholders’ equity and cash flows of Merger Partner as for the period then ended and (C) the unaudited balance sheet as at March 31, 2024 (the “Most Recent Balance Sheet Date”), and the related audited statements of income, changes in stockholders’ equity and cash flows of Merger Partner as for the period then ended.

(b)    The information to be supplied by or on behalf of Merger Partner for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by Public Company pursuant to which shares of Public Company Common Stock issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or supplied by or on behalf of Merger Partner for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The information to be supplied by or on behalf of Merger Partner for inclusion in the proxy statement/prospectus/information statement (the “Proxy Statement/Prospectus”) to be sent to the stockholders of Public Company and Merger Partner in connection with the meeting of Public Company’s stockholders (the “Public Company Meeting”) to solicit the approval of the Public Company’s stockholders of (i) the Share Issuances under Nasdaq Rules or applicable NRS provisions, and (ii) the Charter Amendment Proposal (clauses (i) and (ii) collectively, the “Required Public Company Voting Proposals”) and (iii) the 2024 Equity Incentive Plan Proposal (the “Other Public Company Voting Proposal” and, collectively with the Required Public Company Stockholder Approvals, the “Public Company Stockholder Approvals”), which information shall be deemed to include all information about or relating to Merger Partner and/or the Merger Partner Voting Proposal, shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Public Company, or at the time of the Public Company Meeting or as of the Effective Time, contain any untrue statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.

3.6.    No Undisclosed Liabilities. Merger Partner does not have any material Liability, except for (a) Liabilities shown on the Most Recent Balance Sheet, (b) Liabilities of a type required to be shown on the Most Recent Balance Sheet that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law), and (c) Liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement.

3.7.    Absence of Certain Changes or Events. During the period beginning on the Most Recent Balance Sheet Date and ending on the date hereof, Merger Partner has conducted its business only in the Ordinary Course of Business and, since such date, there has not been (a) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Merger Partner Material Adverse Effect, or (b) any other action or event that would have required the consent of Public Company pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

3.8.    Taxes.

(a)    Merger Partner has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Merger Partner has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable.

(b)    Merger Partner is not, nor has it ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar U.S. federal Tax Returns, other than a group of which the common parent is Merger Partner. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, Merger Partner (i) does not have any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or non-U.S. Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Merger Partner, and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(c)    All material Taxes that Merger Partner was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, in each case in compliance in all material respects with applicable Law.

(d)    Merger Partner has delivered or made available to Public Company (i) complete and correct copies of all income and other material Tax Returns of Merger Partner relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Merger Partner relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Merger Partner.

(e)    No examination or audit of any Tax Return of Merger Partner by any Governmental Entity is currently in progress or, to the knowledge of Merger Partner, has been threatened by any Governmental Entity. No deficiencies for Taxes of Merger Partner have been claimed, proposed or assessed by any Governmental Entity in writing. Merger Partner has not been informed in writing by any jurisdiction in which Merger Partner does not file a Tax Return that the jurisdiction believes that Merger Partner was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Merger Partner has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Merger Partner), which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return (other than any extension granted in the Ordinary Course of Business and consistent with past custom and practice of Merger Partner), or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(f)    Neither Merger Partner nor any of its subsidiaries has made any payment or provided any benefit that has resulted in, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will result in, any payment or provide any benefit that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(g)    Merger Partner has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(h)    Merger Partner has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Merger Partner been distributed, in a transaction to which Section 355 of the Code applies in the two years prior to the date of this Agreement.

(i)    There are no Liens with respect to Taxes upon any of the assets or properties of Merger Partner, other than with respect to Taxes not yet due and payable or being contested in good faith by appropriate proceedings.

(j)    Merger Partner will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of corresponding non-U.S., state or local Tax Laws) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount or deferred revenue received on or prior to the Closing Date outside the Ordinary Course of Business.

(k)    Merger Partner has not participated in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(l)    Merger Partner (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes and (ii) since the date of its formation until May 29, 2018 it was taxed classified as a partnership for U.S. federal income tax purposes, and since May 30, 2018 has been classified as an association taxable as a C corporation.

(m)    All related party transactions involving Merger Partner have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

(n)    None of the Merger Partner Capital Stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law). Each Person who was issued stock in Merger Partner that was subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code made a timely election with respect to such stock pursuant to Section 83(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law, or election).

(o)    Merger Partner is not subject to income Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other fixed place of business in that country.

(p)    To the knowledge of Merger Partner, neither Merger Partner nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code and, in the event the Control Requirement is satisfied, as a non-taxable exchange of shares of Merger Partner Capital Stock for shares of Public Company Common Stock under Section 351(a) of the Code.

(q)    Merger Partner is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(r)    For purposes of this Agreement, (i) “Taxes” shall mean any taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, escheat or unclaimed property, customs duties, franchise and other taxes of any kind imposed by the United States of America or any state, local or non-U.S. government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items, and (ii) “Tax Returns” shall mean any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, a Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

3.9.    Owned and Leased Real Properties.

(a)    Merger Partner does not own nor has ever owned any real property.

(b)    Section 3.9(b) of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Merger Partner as of the date of this Agreement (collectively, the “Merger Partner Leases”) and the location of the premises of such real property. Neither Merger Partner nor, to the knowledge of Merger Partner, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of Merger Partner Leases, except where the existence of such breaches or defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Merger Partner Material Adverse Effect. Merger Partner does not lease, sublease or license any real property to any Person other than Merger Partner. Merger Partner has made available to Public Company complete and accurate copies of all Merger Partner Leases.

3.10.    Intellectual Property.

(a)    Section 3.10(a) of the Merger Partner Disclosure Schedule lists all Merger Partner Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owner(s), as applicable except that, for any Merger Partner Registrations that are Internet domain names or social media accounts and identifiers, such enumeration shall be the applicable account name or number, the domain registrar or social media company and the registered owner(s). All assignments of Merger Partner Registrations to Merger Partner have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Merger Partner. To the knowledge of Merger Partner, all Merger Partner Registrations are valid and enforceable.

(b)    There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences declared, commenced or provoked, or, to the knowledge of Merger Partner, threatened, with respect to any Patent Rights included in the Merger Partner Registrations. None of the Patent Rights included in the Merger Partner Registrations have been abandoned. Merger Partner has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Merger Partner and has made no material misrepresentation in such applications. Merger Partner has no knowledge of any information that would preclude Merger Partner from having clear title to the Merger Partner Registrations.

(c)    Merger Partner is the sole and exclusive owner of all Merger Partner Owned Intellectual Property, free and clear of any Liens, other than any joint owners of the Merger Partner Owned Intellectual Property that are listed in Section 3.10(c) of the Merger Partner Disclosure Schedule. None of the Merger Partner Intellectual Property is subject to any orders, decrees or injunctions.

(d)    Merger Partner has taken reasonable measures to protect the proprietary nature of each item of Merger Partner Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Merger Partner’s knowledge, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Merger Partner.

(e)    To the knowledge of Merger Partner, the operations of Merger Partner as currently conducted do not infringe, misappropriate or otherwise violate and have not in the past five years infringed, misappropriated or otherwise violated the valid and enforceable Intellectual Property rights of any individual or entity. To Merger Partner’s knowledge, no individual or entity has infringed, misappropriated or otherwise violated the Merger Partner Owned Intellectual Property or any rights under the Merger Partner Intellectual Property that are exclusively licensed to Merger Partner, and Merger Partner has not filed or threatened in writing any claims alleging that a third party or Worker has infringed, misappropriated or otherwise violated any Merger Partner Intellectual Property. No individual or entity has filed and served upon Merger Partner or, to Merger Partner’s knowledge, threatened or otherwise filed any action or proceeding alleging that Merger Partner has infringed, misappropriated or otherwise violated any individual’s or entity’s Intellectual Property rights nor has Merger Partner received any written notification that a license under any other individual’s or entity’s Intellectual Property is or may be required.

(f)    Merger Partner has made available to Public Company copies of all material written complaints, claims, notices or threats, or disclosed to Public Company all material non-written complaints, claims, notices or threats, in each case, concerning the infringement, violation or other misappropriation of any Merger Partner Intellectual Property.

(g)    Section 3.10(g) of the Merger Partner Disclosure Schedule identifies (i) each license or agreement pursuant to which Merger Partner has granted rights to any Merger Partner Licensed Intellectual Property, and (ii) each agreement, contract, assignment or other instrument pursuant to which Merger Partner has granted any joint ownership interest in or to each item of Merger Partner Owned Intellectual Property, in each case (i) and (ii) other than Excluded Contracts.

(h)    Section 3.10(h) of the Merger Partner Disclosure Schedule identifies (i) each license or agreement pursuant to which Merger Partner has obtained rights to any Merger Partner Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Merger Partner pursuant to “shrink wrap” licenses, the total fees associated with which are less than $50,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Merger Partner has obtained any joint or sole ownership interest in or to each item of Merger Partner Owned Intellectual Property, in each case (i) and (ii) excluded for Excluded Contracts.

(i)    To Merger Partner’s knowledge, no Worker of Merger Partner is in default or breach of any term of any employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract between such Worker and Merger Partner, as applicable, relating to the protection, ownership, development, use, assignment or transfer of Merger Partner Intellectual Property. To the extent that any Merger Partner Owned Intellectual Property has been conceived, reduced to practice, authored, developed or created for Merger Partner by any individual while a Worker, Merger Partner has obtained the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment.

(j)    The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, result in (i) a material breach of or default under any agreement governing any Merger Partner Intellectual Property, (ii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, any Merger Partner Intellectual Property, (iii) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue in respect of, any Public Company Intellectual Property, or (iv) Merger Partner, Public Company or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Merger Partner Intellectual Property.

(k)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Intellectual Property” shall mean the following subsisting throughout the world: (A) Patent Rights; (B) Trademarks and all goodwill in the Trademarks; (C) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (D) mask works and registrations and applications for registration thereof and any other rights under the Laws of any jurisdiction; (E) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (F) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

(ii)    “Intellectual Property Registrations” shall mean Patent Rights, applications and registrations for Trademarks, applications and registrations for copyrights and designs, mask work registrations and applications for each of the foregoing, which are issued by, filed with, or recorded by any state, government or other public legal authority at any time in any jurisdictions, or, in the case of Internet domain names and social media accounts and identifiers, which are issued by, filed with, or recorded by any third party.

(iii)    “Law” shall mean each applicable transnational, domestic or foreign federal, state or local laws (statutory, common or otherwise), order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, Permit or ordinance of any Governmental Entity, including any applicable stock exchange rule or requirement.

(iv)    “Merger Partner Intellectual Property” shall mean the Merger Partner Owned Intellectual Property and the Merger Partner Licensed Intellectual Property.

(v)    “Merger Partner Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to Merger Partner by any individual or entity, excluding any Intellectual Property that is licensed to Merger Partner under Excluded Contracts.

(vi)    “Merger Partner Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Merger Partner, in whole or in part.

(vii)    “Merger Partner Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of Merger Partner or where Merger Partner is the assignee thereof, in each case, alone or jointly with others.

(viii)    “Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(ix)    “Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, social media accounts and identifiers, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common Law trademarks and service marks and trade dress.

(x)    “Worker” means any individual who is an officer, director, employee (regular, temporary, part-time or otherwise), consultant or independent contractor of Merger Partner or Public Company or any of its subsidiaries, as applicable.

3.11.    Contracts.

(a)     Section 3.11(a) of the Merger Partner Disclosure Schedule lists the following Contracts of Merger Partner in effect as of the date of this Agreement (in each case, excluding Excluded Contracts):

(i)    any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which expressly requires aggregate payments by or to Merger Partner of more than $200,000 or (B) in which Merger Partner has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory, or has agreed to purchase goods or services exclusively from a particular party or to a right of first offer, right of first refusal, right of first negotiation in favor of any third party;

(ii)    any Contract under which Merger Partner has granted to a third party a license under, or option or covenant not to sue with respect to, any Merger Partner Intellectual Property;

(iii)    any Contract under which Merger Partner is prohibited from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(iv)    any (A) employment Contract (excluding offer letters for at-will employment that do not provide for severance or for advance notice of termination or for any change of control, transaction, retention or other special remuneration) that provides for base salary and target bonus, when taken together, of at least $200,000 and (B) individual independent contractor or consulting Contract that involves or could involve payments in excess of $150,000 within any twelve (12) month period;

(v)    any Contract, plan, policy or program providing for severance, termination compensation, retention or stay pay, change in control payments or transaction-based bonuses;

(vi)    any settlement Contract or settlement-related Contract (including any Contract in connection with which any employment-related claim is settled) under which either side has remaining financial obligations;

(vii)    any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;

(viii)    any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Merger Partner; and

(ix)    any Contract that involved or would reasonably be expected to result in (A) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien (excluding a Permitted Lien) on any Merger Partner Intellectual Property, (B) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue with respect to, any Public Company Intellectual Property; or (C) Merger Partner, Public Company or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Merger Partner Intellectual Property.

(b)    Merger Partner has made available to Public Company a complete and accurate copy of each Contract listed in Sections 3.10(a), 3.10(g), 3.10(h), and 3.11(a) of the Merger Partner Disclosure Schedule. With respect to each Contract so listed or that should be listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Merger Partner, as applicable, and, to the knowledge of Merger Partner, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; and (ii) none of Merger Partner, nor, to the knowledge of Merger Partner, any other party, is in material breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, with or without notice or lapse of time, or both, would constitute a material breach or default by Merger Partner or, to the knowledge of Merger Partner, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect.

(c)    For purposes of this Agreement, the term “Contract” shall mean, with respect to any Person, any written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound under applicable Law.

3.12.    Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Merger Partner that (a) seeks either damages in excess of $100,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement,. There are no material judgments, orders or decrees outstanding against Merger Partner.

3.13.    Environmental Matters.

(a)    Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect: (i) Merger Partner has complied in all material respects with all applicable Environmental Laws; (ii) the properties currently or, to the knowledge of Merger Partner, formerly owned, leased or operated by Merger Partner (including soils, groundwater, surface water, buildings or other structures) are and were not contaminated with any Hazardous Substances in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances; (iii) Merger Partner has not received written notice from any party alleging actual or potential material liability for any Hazardous Substance disposal or contamination on the property of any third party; and (iv) Merger Partner has not released any Hazardous Substance into the environment in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances.

(b)    As of the date of this Agreement, Merger Partner has not received any written notice, demand, letter, claim or request for information alleging that Merger Partner or any of its subsidiaries may be in material violation of or have material liability or obligations under, any Environmental Law.

(c)    Merger Partner is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to any material liability under any Environmental Law or relating to Hazardous Substances.

(d)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Environmental Law” means any Law, regulation, order, decree, permit, authorization, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety (as it relates to exposure to Hazardous Substances) or natural resources; (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance; or (iii) wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(ii)    “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

3.14.    Employee Benefit Plans.

(a)    Merger Partner has made available a complete and accurate copy, as of the date of this Agreement, of all written material Employee Benefit Plans sponsored, maintained, or contributed to (or required to be contributed to), by Merger Partner for the benefit of any current or former employee or other individual service provider of Merger Partner (or such employee or other individual service provider’s beneficiary) or with respect to which Merger Partner or any Merger Partner ERISA Affiliate has any liability (collectively, the “Merger Partner Employee Plans”). No Merger Partner Employee Benefit Plan is sponsored or maintained by a professional employer organization (PEO) or similar provider.

(b)    Each Merger Partner Employee Benefit Plan is and has been established and administered in all material respects in accordance with ERISA, the Code, the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“ACA”), and all other applicable Laws and the regulations thereunder and in accordance with its terms, and Merger Partner has in all material respects met its obligations with respect to such Merger Partner Employee Benefit Plan and has in all material respects made all required contributions thereto (or reserved such contributions on the Merger Partner Balance Sheet). There is no audit, investigation, litigation or other proceeding (including any voluntary correction application) pending against or involving any Merger Partner Employee Benefit Plan, and to the knowledge of Merger Partner, no such audit, investigation, litigation or other proceeding is threatened.

(c)    With respect to Merger Partner Employee Benefit Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements of Merger Partner.

(d)    All Merger Partner Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination, advisory or opinion letters from the IRS to the effect that such Merger Partner Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, advisory or opinion letter has been revoked and, to the knowledge of Merger Partner, no revocation has been threatened and no event has occurred that would reasonably be expected to adversely affect the qualified status of any such Merger Partner Employee Plan.

(e)    Neither Merger Partner nor any of its ERISA Affiliates has (i) ever maintained, contributed to, or had any Liability with respect to an Employee Benefit Plan that was a defined benefit pension plan as defined in Section 3(2) and 3(35) of ERISA or ever subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA). No Merger Partner Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is funded by, associated with or otherwise holds securities issued by Merger Partner. No Merger Partner Employee Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Merger Partner Employee Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)    No Merger Partner Employee Benefit Plan provides, and neither Merger Partner nor any of its ERISA Affiliates has any obligation to provide, any post-termination health, disability or life insurance benefits to any individual, except as required by (i) COBRA or similar state Law or (ii) contractually required subsidies for COBRA coverage during a severance period.

(g)    Each Merger Partner Employee Benefit Plan that is a group health plan under Section 733(a)(1) of ERISA has satisfied all obligations under COBRA and each applicable state Law relating to continuation of health coverage for participants and beneficiaries with respect to any qualifying event that has occurred on or before the Closing Date. Neither Merger Partner nor any of the Merger Partner Employee Benefit Plans has incurred (whether or not assessed), and are not reasonably expected to incur or to be subject to, any Tax, penalty, assessment, or other Liability that may be imposed under the ACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to any requirement to timely file ACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state requirements as applicable, or pursuant to Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Merger Partner Employee Benefit Plans. No IRS Letter 226J, 5699, 5698, or IRS Notice 972CG has been issued to or with respect to Merger Partner or any Merger Partner Employee Benefit Plan. No Merger Partner Employee Benefit Plan is “self-insured medical reimbursement plan” as defined in Section 105(h) of the Code.

(h)    Except as contemplated by this Agreement or set forth in Section 3.14(g) of the Public Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will (i) result in any payment (including any severance or bonus payment) becoming due to any current or former employee or other individual service provider of Merger Partner, (ii) result in any forgiveness of indebtedness to any current or former employee or other individual service provider of Merger Partner, (iii) increase, or result in an acceleration of the time of payment or vesting of, the compensation or benefits otherwise due to any current or former employee or other individual service provider of Merger Partner, or (iv) trigger any payment or funding of any compensation or benefits under any Merger Partner Employee Benefit Plan. No Merger Partner Employee Benefit Plan provides, and neither Merger Partner nor any of its ERISA Affiliates has any obligation to provide, any gross-up, indemnification or reimbursement with respect to Taxes incurred under Code Section 4999 or 409A.

(i)    Each Merger Partner Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) materially complies and has complied in form and operation with Section 409A of the Code and all IRS regulations and other guidance promulgated thereunder. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code.

(j)    No Merger Partner Employee Benefit Plan is maintained for the benefit of Merger Partner employees or an ERISA Affiliate outside of the United States or is otherwise subject to the Laws of any jurisdiction other than the United States or a political subdivision thereof.

(k)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(ii)    “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee benefit plans” (as defined in Section 3(3) of ERISA), and any other written or oral plan, agreement, program, policy or arrangement involving direct or indirect compensation or benefits, including insurance coverage (including any health, dental, vision and cafeteria plan benefits), employment agreements, severance benefits, disability benefits, fringe benefits, perquisites, change in control benefits, retention benefits, paid time off benefits, nonqualified deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, including, with respect to the Merger Partner Employee Plans, any Merger Partner Stock Plan and with respect to the Public Company employees, any Public Company Stock Plan, or any plan in which a subsidiary or an ERISA Affiliate of either Merger Partner or Public Company could incur Liability that would be a Liability of either the Merger Partner or Public Company.

(iii)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iv)    “ERISA Affiliate” means any Person or entity (whether or not incorporated) that is, or at any applicable time was, treated as a “single employer” or under common control with Merger Partner or Public Company, as applicable, or with any of such Person’s subsidiaries, within the meaning of Section 414 of the Code or Section 4001 of ERISA.

3.15.    Compliance With Laws. Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect, Merger Partner has complied with, is not in violation of, and, as of the date of this Agreement, has not received any notice alleging any violation with respect to, any applicable provisions of any Law related to the conduct of its business or the ownership or operation of its properties or assets.

3.16.    Permits and Regulatory Matters.

(a)    Merger Partner has all required permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entity (collectively, “Permits”) that are material to the conduct of its business as currently conducted, including all such Permits required by the U.S. Food and Drug Administration (the “FDA”), such as authorization of an Investigational New Drug application (“IND”), or by any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceutical or biological products (together with the FDA, the “Regulating Authorities”).

(b)    All Permits that are necessary for the conduct of the business of Merger Partner as currently conducted (“Merger Partner Authorizations”) are in full force and effect. No Merger Partner Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Merger Partner is in compliance in all material respects with the terms of each such Merger Partner Authorization. All applications, reports, notices and other documents required to be filed by Merger Partner with any Governmental Entity have been timely filed and are complete and correct in all material respects as of the date filed or as amended prior to the date of this Agreement. Neither Merger Partner, and to Merger Partner’s knowledge, nor any officer, employee or agent of Merger Partner has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar Law of any other Governmental Entity, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law of any Governmental Entity.

(c)    Merger Partner: (i) is and at all times has been in material compliance, to the extent applicable, with all Laws applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any pharmaceutical or biological product tested, developed, promoted, marketed, manufactured or distributed by Merger Partner; (ii) has not received any written notice or correspondence from any Governmental Entity alleging or asserting any material noncompliance with any Merger Partner Authorizations; and (iii) has not received notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Merger Partner Authorizations (except where such limitation, suspension, modification, or revocation would not reasonably be expected to have a Merger Partner Material Adverse Effect) and, to the knowledge of Merger Partner, there is no action or proceeding pending or threatened against Merger Partner by any Governmental Entity (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Merger Partner is in material noncompliance with any and all applicable Laws, regulations or orders implemented by the FDA or any other Governmental Entity exercising comparable authority. Neither Merger Partner nor any of its officers, employees or, to the knowledge of Merger Partner, agents has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity relating to the Merger Partner Authorizations or failed to disclose a material fact required to be disclosed to any Governmental Entity relating to the Merger Partner Authorizations.

(d)    To Merger Partner’s knowledge, all studies, tests, preclinical and clinical investigations and trials sponsored or conducted by, or conducted on behalf of, Merger Partner were and, if still pending, are being conducted in compliance in all material respects with applicable Laws, including, as applicable, Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices requirements. The descriptions of, protocols for, and material data and other results of, any such studies, tests and/or trials that have been furnished or made available to Public Company are accurate and complete in all material respects with respect to what is currently known by or available to Merger Partner. Merger Partner is not aware of any studies, tests or trials the results of which would cause Merger Partner to reasonably believe the results would have a material adverse effect on the studies, tests and trials conducted by or on behalf of Merger Partner, and Merger Partner has not received any written notices from any Governmental Entity, institutional review board, independent ethics committee, data and safety monitoring board, or other oversight body with respect to any clinical or pre-clinical studies or tests, or chemistry, manufacturing, and control quality issues, requiring the termination, suspension or material modification of any such studies or tests or chemistry, manufacturing and control activities and, to Merger Partner’s knowledge, there are no facts that would reasonably be expected to give rise to such an action (except where such material modification would not reasonably be expected to have a Merger Partner Material Adverse Effect, such as modifications that are part of routine correspondence with or sponsor-solicited feedback from any Governmental Entity).

3.17.    Employees.

(a)    All current and past key employees of Merger Partner have entered into confidentiality and assignment of inventions agreements with Merger Partner, a copy or form of which has previously been made available to Public Company. To the knowledge of Merger Partner, as of the date of this Agreement, no employee of Merger Partner is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Merger Partner because of the nature of the business currently conducted by Merger Partner or to the use of Intellectual Property of others. To the knowledge of Merger Partner, as of the date of this Agreement, no key employee or group of key employees has any plans to terminate employment with Merger Partner.

(b)    Merger Partner is not nor has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor to the knowledge of Merger Partner, have there been any labor organizing activities with respect to any employees of Merger Partner. Merger Partner is not and has not been the subject of any proceeding asserting that Merger Partner has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Merger Partner, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Merger Partner.

(c)    Except as would not reasonably be expected to result in a Merger Partner Material Adverse Effect, Merger Partner is and has been in compliance with all applicable Laws related to employment (including verification of employment eligibility), employment practices (including without limitation Laws related to discrimination, harassment, and retaliation), terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). All Workers of Merger Partner are lawfully authorized to work in the United States.

(d)    Merger Partner has not received written notice of any material charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance with applicable Law relating to the employment, treatment, or termination of any employees of Merger Partner, nor, to the knowledge of Merger Partner, has any such charge been threatened within the preceding twelve (12) months. No current or former employee of Merger Partner has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to Merger Partner’s knowledge, has an oral complaint of any of the foregoing been made within the preceding twelve (12) months.

(e)    Merger Partner has not caused a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

3.18.    Insurance. Merger Partner maintains insurance policies (the “Merger Partner Insurance Policies”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Merger Partner Insurance Policy is in full force and effect. None of the Merger Partner Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Merger Partner has complied in all material respects with the provisions of each Merger Partner Insurance Policy under which it is the insured party. No insurer under any Merger Partner Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy.

3.19.    Brokers; Fees and Expenses. Except as set forth on Section 3.19 of the Merger Partner Disclosure Schedule, No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Merger Partner to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

3.20.    Certain Business Relationships with Affiliates. No Affiliate of Merger Partner (a) owns any material property or right, tangible or intangible, which is used in the business of Merger Partner, (b) has any material claim or cause of action against Merger Partner or (c) owes any material money to, or is owed any material money by, Merger Partner. Section 3.20 of the Merger Partner Disclosure Schedule describes any material Contracts between Merger Partner and any Affiliate thereof which were entered into or have been in effect at any time since January 1, 2023 other than (i) any employment or service Contracts, invention assignment agreements and other Contracts relating to or entered into in connection with any employment or service, including any Contracts relating to stock purchases and awards, stock options and other equity or equity-based incentive arrangements, in each case relating to compensation or (ii) any arms-length agreements with any portfolio company of any venture capital firm, private equity firm, angel investor, or similar investor of Merger Partner.

3.21.    Controls and Procedures, Certifications and Other Matters.

(a)    Merger Partner maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for Merger Partner’s consolidated assets, (iii) access to assets of Merger Partner is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Merger Partner is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b)    Merger Partner has not extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Merger Partner.

(c)    Merger Partner either (i) satisfies the conditions to qualification as a “smaller reporting company” set forth in 17 C.F.R. 229.10(f)(1), or (ii) if shares of Merger Partner Common Stock were traded on any regulated market or stock exchange, would qualify as a “smaller reporting company,” as defined by 17 C.F.R. 229.10(f)(1).

3.22.    Books and Records. The minute books and other similar records of Merger Partner contain accurate summaries, in all material respects, of all actions taken at any meetings of Merger Partner’s stockholders, Merger Partner Board any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

3.23.    Ownership of Public Company Common Stock. Except as set forth on Section 3.23 of the Merger Partner Disclosure Schedule, Merger Partner does not and, to the knowledge of Merger Partner, none of Merger Partner’s directors, officers, or 5% or greater stockholders directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, to the knowledge of Merger Partner, none of Merger Partner’s directors, officers, or 5% or greater stockholders directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Public Company Common Stock, as those terms are defined in Section 203 of the DGCL. None of Merger Partner and its “affiliates” or “associates” is, or has been at any time during the two-year period prior to the date of this Agreement, an “interested stockholder” of Public Company or a “beneficial owner” of Public Company Common Stock, as those terms are defined in NRS Chapter 78.

3.24.    Privacy and Data Protection.

(a)    Merger Partner has complied at all times, and currently complies, in each case, in all material respects, with any applicable data protection and privacy Law with respect to their businesses, including, as applicable, with respect to (i) requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (ii) requests from data subjects under data protection and Privacy Laws, (iii) where necessary, the obtaining of consent to the processing of personal data and/or direct marketing activity, and (iv) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Merger Partner has all rights necessary to process all personal data used in the business of the Merger Partner. Merger Partner has not received any written notice or complaint from any individual, third party and/or Governmental Entity, or to the knowledge of Merger Partner, has not been threatened with any written notice or complaint from any individual, third party and/or Governmental Entity (x) alleging non-compliance by Merger Partner with any applicable data protection and privacy Law (including any prohibition or restriction on the transfer of data to any jurisdiction) or (y) claiming compensation for or an injunction for non-compliance with any applicable data protection and privacy Law.

(b)    Merger Partner has established and maintains commercially reasonable technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies in material compliance with requirements under applicable privacy and data protection Laws. Since January 1, 2020, no material breach or material security incident in relation to Merger Partner’s personal data and/or proprietary data has occurred or, to Merger Partner’s knowledge, is threatened, and there has been no actual or, to Merger Partner’s knowledge, threatened unauthorized or illegal processing of, or accidental or unlawful destruction, loss or alteration of, any of Merger Partner’s personal data and/or proprietary data.

3.25.    No Other Representations or Warranties. Merger Partner hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Public Company, Merger Sub nor any other Person on behalf of Public Company or Merger Sub makes any express or implied representation or warranty with respect to Public Company or Merger Sub or their respective financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise or with respect to any other statements made or information provided to Merger Partner or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Public Company and Merger Sub set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule) or any representations and warranties of a signatory to any Public Company Support Agreement or Lock-Up Agreements) none of Merger Partner or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has relied on any representations, warranties, statements or information (including the accuracy or completeness thereof).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PUBLIC
COMPANY AND THE MERGER SUB

Except (a) as disclosed in the Public Company SEC Reports filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but excluding any disclosures under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimers or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), or (b) as expressly set forth herein or in the disclosure schedule delivered by Public Company and Merger Sub to Merger Partner on the date of this Agreement (the “Public Company Disclosure Schedule”), Public Company and Merger Sub represent and warrant, jointly and not severally, to Merger Partner as follows:

4.1.    Organization, Standing and Power. Each of Public Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (to the extent applicable in such jurisdiction) under the Laws of all jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. Each of Public Company and Merger Sub has made available to Merger Partner complete and accurate copies of its certificate of incorporation and bylaws, and copies of any amendments thereto, existing as of the date of this Agreement and is not in material default under or in material violation of any provision of any such documents.

4.2.    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Public Company consists of 3,750,000 shares of Public Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (“Public Company Preferred Stock”). The rights and privileges of each class of Public Company’s capital stock are as set forth in Public Company’s articles of incorporation (as defined in NRS 78.010(1)(b)). As of the close of business on the Business Day immediately prior to the date of this Agreement, (i) 1,320,240 shares of Public Company Common Stock were issued or outstanding, (ii) no shares of Public Company Common Stock were held in the treasury of Public Company or by subsidiaries of Public Company, and (iii) 15,617 shares of Public Company Preferred Stock were issued or outstanding.

(b)    As of the date of this Agreement, there are outstanding options to purchase 135,941 shares of Public Company Common Stock (each, a “Public Company Stock Option” and collectively, the “Public Company Stock Options”). Public Company has made available to Merger Partner complete and accurate copies of all stock or equity related plans, agreements, or arrangements of Public Company (collectively, the “Public Company Stock Plans”) and the forms of all award agreements evidencing such awards. As of the date of this Agreement, Public Company has reserved 9,375 shares of Public Company Common Stock for issuance to employees pursuant to Public Company’s 2023 Employee Stock Purchase Plan (the “Public Company ESPP”), of which 8,337 shares remain available for issuance thereunder as of the date hereof. Public Company has not granted, issued or authorized the grant or issuance of any Public Company Stock Options on the Business Day prior to the date of this Agreement or on the date of this Agreement. With respect to each Public Company Stock Option (whether outstanding or previously exercised) (i) each grant of a Public Company Stock Option was duly authorized no later than the date on which the grant of such Public Company Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Public Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the applicable Public Company Stock Plan, the Securities Act, the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry.

(c)    Section 4.2(c) of the Public Company Disclosure Schedule lists, as of the date hereof, the number of shares of Public Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Public Company Stock Options) to purchase shares of Public Company Common Stock outstanding as of the close of business on the Business Day prior to the date of this Agreement (such outstanding warrants or other rights, the “Public Company Warrants”) and the agreement or other document under which such Public Company Warrants were granted, and the exercise price, the date of grant and the expiration date thereof.

(d)    Except (i) as set forth in this Section 4.2 or in Article II, (ii) as reserved for future grants under Public Company Stock Plans, outstanding as of the close of business on the Business Day prior to the date of this Agreement, (iii) as reserved for issuance and issuable upon conversion of outstanding shares of Public Company Preferred Stock, (iv) for the rights to acquire shares pursuant to the Public Company ESPP, and (v) commitments to issue shares of Public Company Common Stock pursuant to the Subscription Agreement in the Concurrent Financing, as of the date of this Agreement, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Public Company or any of its subsidiaries is a party or by which Public Company or any of its subsidiaries is bound obligating Public Company or any of its subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, other than the Public Company Support Agreement or pursuant to any Public Company Stock Plan, Public Company is not a party to or is bound by any, and to the knowledge of Public Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Public Company. Except as contemplated by this Agreement, the Subscription Agreement or described in this Section 4.2(d), there are no registration rights to which Public Company or any of its subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. Stockholders of Public Company are not entitled to dissenters’ or appraisal rights under applicable state Law in connection with the Merger, and the Public Company Board has not adopted or approved any resolution pursuant to the NRS or otherwise granting dissenter’s, appraisal or similar rights to any holder of shares of Public Company Common Stock or any other equity interests of or in Public Company, or to any other Person.

(e)    All outstanding shares of Public Company Common Stock are, and all shares of Public Company Common Stock subject to issuance as specified in Sections 4.2(b) and 4.2(c) or pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of NRS Chapter 78, Public Company’s articles of incorporation or bylaws or any agreement to which Public Company is a party or is otherwise bound.

4.3.    Subsidiaries.

(a)    Section 4.3(a) of the Public Company Disclosure Schedule sets forth, for each subsidiary of Public Company (including Merger Sub): (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization.

(b)    Each subsidiary of Public Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each subsidiary of Public Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. subsidiaries, all of which Public Company has the power to cause to be transferred for no or nominal consideration to Public Company or Public Company’s designee) are owned, of record and beneficially, by Public Company or another of its subsidiaries free and clear of all Liens, claims, pledges, agreements or limitations in Public Company’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any of its subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any subsidiary of Public Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any subsidiary of Public Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any subsidiary of Public Company.

(c)    Public Company has made available to Merger Partner complete and accurate copies of the articles of incorporation, bylaws, or other organizational documents of each subsidiary of Public Company.

(d)    Except as set forth on Section 4.3(a) of the Public Company Disclosure Schedule, Public Company does not own any shares of capital stock or any interest in any other Person nor does Public Company control directly or indirectly or have any direct or indirect equity participation or similar interest in any Person which is not a subsidiary of Public Company.

4.4.    Authority; No Conflict; Required Filings and Consents.

(a)    Each of Public Company and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject only to the receipt of the approval by the Public Company Stockholders of the Public Company Stockholder Approvals and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Public Company Board, at a duly called meeting at which all directors were present, by the unanimous vote, (i) determined that the Merger is fair to, and in the best interests of Public Company and its stockholders and (ii) directed that the Public Company Stockholder Approvals be submitted to the stockholders of Public Company for their approval and resolved to recommend that the stockholders of Public Company vote in favor of the approval of Public Company Stockholder Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Public Company and Merger Sub, subject only to the required receipt of the Required Public Company Stockholder Approval and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Public Company and Merger Sub and, assuming the due execution and delivery of this Agreement by Merger Partner, constitutes the valid and binding obligation of each of Public Company and Merger Sub, enforceable against Public Company and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    The execution and delivery of this Agreement by each of Public Company and Merger Sub do not, and the consummation by Public Company and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation or bylaws of Public Company or Merger Sub or of the certificate of incorporation or bylaws, or any other organizational document, of any other subsidiary of Public Company, (ii) conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Public Company’s or any of its subsidiaries’ assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 4.11(c) of the Public Company Disclosure Schedule, or (iii) subject to obtaining the Required Public Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Public Company or any of its subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b), as would not, individually or in the aggregate, reasonably be expected to result in a Public Company Material Adverse Effect.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Public Company Common Stock are listed for trading is required by or with respect to Public Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Public Company or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the Laws of any foreign country, (vi) the filing of an initial listing application for the Public Company Common Stock on Nasdaq with respect to the shares of Public Company Common Stock to be issued pursuant to this Agreement (the “Nasdaq Listing Application”), and (vii) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not be reasonably expected to result in a Public Company Material Adverse Effect.

(d)    The affirmative vote in favor of the Charter Amendment Proposal (as it relates to the Public Company Charter Amendment to increase the number of shares of authorized Public Company Common Stock) by the holders of a majority of the voting power of the outstanding Public Company Common Stock is the only vote of the holders of any class or series of Public Company’s capital stock or other securities of Public Company necessary to approve the Charter Amendment Proposal. The affirmative vote in favor of the Share Issuances and the Other Public Company Voting Proposal by a majority of the votes cast for or against such proposal is the only vote of the holders of any class or series of Public Company’s capital stock or other securities of Public Company necessary to approve the Share Issuances and the Other Public Company Voting Proposal. There are no bonds, debentures, notes or other indebtedness of Public Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Public Company may vote.

4.5.    SEC Filings; Financial Statements; Information Provided.

(a)    Public Company has filed or furnished all registration statements, forms, reports, certifications and other documents required to be filed or furnished by Public Company with the SEC for a period of at least twelve calendar months immediately preceding the execution of this Agreement. All such registration statements, forms, reports, certifications, and other documents, as amended prior to the date hereof, and those that Public Company may file or furnish after the date hereof until the Closing, are referred to herein as the “Public Company SEC Reports.” All of the Public Company SEC Reports (A) were or will be filed or furnished, as applicable on a timely basis, (B) at the time filed or furnished (or if amended prior to the date hereof, when so amended), complied, or will comply when filed or furnished, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (C) did not or will not at the time they were filed or furnished (or if amended prior to the date hereof, when so amended) or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Reports or necessary in order to make the statements in such Public Company SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b)    Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Public Company SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Public Company and its subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that are not expected to be material in amount. The consolidated balance sheet of Public Company as of March 31, 2024 is referred to herein as the “Public Company Balance Sheet.”

(c)    Since January 1, 2024 and prior to the date of this Agreement, Public Company has not received any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Public Company Common Stock on Nasdaq. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Public Company SEC Reports.

(d)    Public Company’s auditor has at all times since its engagement by Public Company been “independent” with respect to Public Company within the meaning of Regulation S-X under the Exchange Act and, to the knowledge of Public Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(e)    The information in the Registration Statement to be supplied by or on behalf of Public Company for inclusion or incorporation by reference in the Registration Statement or supplied by or on behalf of Public Company for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or any such Regulation M-A filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made, not false or misleading. The information to be supplied by or on behalf of Public Company for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of Public Company and Merger Partner in connection with the Public Company Meeting, to solicit the approval by the Public Company’s stockholders of the Public Company Stockholder Approvals, which information shall be deemed to include all material information about or relating to Public Company, the Public Company Stockholder Approvals or the Public Company Meeting, shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Public Company or Merger Partner, or at the time of the Public Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, Public Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to Public Company by or on behalf of Merger Partner specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus which is misleading by virtue of such reliance or conformity.

4.6.    No Undisclosed Liabilities. Public Company does not have any material Liability, except for (a) Liabilities shown on the Public Company Balance Sheet, (b) Liabilities of a type required to be shown on the Public Company Balance Sheet that have arisen since the date of the Public Company Balance Sheet in the Ordinary Course of Business (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law), (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement, and (d) executory performance obligations under Contracts.

4.7.    Absence of Certain Changes or Events. During the period beginning on the date of the Public Company Balance Sheet and ending on the date hereof, Public Company and its subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (a) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably expected to have, a Public Company Material Adverse Effect or (b) any other action or event that would have required the consent of Merger Partner pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

4.8.    Taxes.

(a)    Except as set forth in Section 4.8(a) of the Public Company Disclosure Schedule, each of Public Company and its subsidiaries has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Each of Public Company and its subsidiaries has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable.

(b)    Neither Public Company nor any of its subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar U.S. federal Tax Returns, other than a group of which the common parent is Public Company. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, neither Public Company nor any of its subsidiaries (i) has any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or non-U.S. Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Public Company or any of its subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(c)    All material Taxes that Public Company or any of its subsidiaries was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, in each case in compliance in all material respects with applicable Law.

(d)    Public Company has delivered or made available to Merger Partner (i) complete and correct copies of all income and other material Tax Returns of Public Company and any of its subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Public Company or any of its subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Public Company or any of its subsidiaries.

(e)    Except as set forth in Section 4.8(e) of the Public Company Disclosure Schedule, no examination or audit of any Tax Return of Public Company or any of its subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Public Company, has been threatened by any Governmental Entity. No deficiencies for Taxes of Public Company or any of its subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. Neither Public Company nor any of its subsidiaries has been informed in writing by any jurisdiction in which Public Company or any of its subsidiaries does not file a Tax Return that the jurisdiction believes that Public Company or any of its subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Since January 1, 2021, neither Public Company nor any of its subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Public Company), which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return (other than any extension granted in the Ordinary Course of Business and consistent with past custom and practice of Public Company), or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(f)    Neither Public Company nor any of its subsidiaries has made any payment or provided any benefit, is obligated to make any payment or provide any benefit, or is a party to any plan, program, policy, agreement or arrangement that could obligate it to make, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will result in any payment or provide any benefit that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(g)    Neither Public Company nor any of its subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes or (ii) since the date of its formation or the formation of any predecessor thereof, has always been, for all U.S. federal income tax purposes, classified as an association taxable as a C corporation.

(h)    Neither Public Company nor any of its subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Public Company or any of its subsidiaries been distributed, in a transaction to which Section 355 of the Code applies in the two years prior to the date of this Agreement.

(i)    There are no Liens with respect to Taxes upon any of the assets or properties of Public Company or any of its subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith by appropriate proceedings.

(j)    Neither Public Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision corresponding non-U.S., state or local Tax Laws) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount or deferred revenue received on or prior to the Closing Date outside the Ordinary Course of Business.

(k)    Neither Public Company nor any of its subsidiaries has participated in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(l)    Neither Public Company nor any of its subsidiaries is subject to income Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other fixed place of business in that country.

(m)    All related party transactions involving Public Company or any of its subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

(n)    Neither Public Company nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code and, in the event the Control Requirement is satisfied, as a non-taxable exchange of shares of Merger Partner Capital Stock for shares of Public Company Common Stock under Section 351(a) of the Code.

4.9.    Owned and Leased Real Properties.

(a)    Neither Public Company nor any of its subsidiaries owns or has ever owned any real property, nor is either party to any agreement to purchase or sell any real property.

(b)    Neither the Public Company nor any of its subsidiaries as of the date of this Agreement leases, subleases, licenses or otherwise occupies any real property nor is party to any lease, sublease, license or any other occupancy agreement (collectively, the “Public Company Leases”) and all of its previous Public Company Leases have been terminated and neither Public Company nor any of its subsidiaries has any remaining affirmative obligations under such Public Company Leases and termination agreements. Neither the Public Company nor any of its subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions. Neither Public Company nor any of its subsidiaries nor, to the knowledge of Public Company, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of the Public Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Public Company or any of its subsidiaries. Neither Public Company nor any of its subsidiaries leases, subleases or licenses any real property to any Person other than Public Company and its subsidiaries. Public Company has made available to Merger Partner complete and accurate copies of all Public Company Leases.

4.10.    Intellectual Property.

(a)    Section 4.10(a) of the Public Company Disclosure Schedule lists all Public Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owners(s), as applicable, except that, for any Public Company Registrations that are Internet domain names or social media accounts and identifiers, such enumeration shall be the applicable account name or number, the domain registrar or social media company and the registered owner(s). Except as set forth on Section 4.10(a) of the Public Company Disclosure Schedule, all assignments of Public Company Registrations to Public Company have been properly executed and recorded, and, to the knowledge of Public Company, all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid (other than any such payments for which a bona fide grace period applies under applicable Law) by or on behalf of the Public Company. To the knowledge of Public Company, all Public Company Registrations are valid and enforceable.

(b)    There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences declared, commenced or provoked, or, to the knowledge of Public Company, threatened, with respect to any Patent Rights included in the Public Company Registrations. Except as set forth on Section 4.10(b) of the Public Company Disclosure Schedule, none of the Patent Rights included in the Public Company Registrations have been abandoned. Public Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Public Company and has made no material misrepresentation in such applications. Public Company has no knowledge of any information that would preclude Public Company from having clear title to the Public Company Registrations.

(c)    Public Company is the sole and exclusive owner of all Public Company Owned Intellectual Property, free and clear of any Liens, other than any joint owners of the Public Company Owned Intellectual Property listed in Section 4.10(c) of the Public Company Disclosure Schedule. None of the Public Company Intellectual Property is subject to any orders, decrees or injunctions.

(d)    Public Company has taken reasonable measures to protect the proprietary nature of each item of Public Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Public Company’s knowledge, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Public Company.

(e)    To the knowledge of Public Company, the operations of Public Company and its subsidiaries as currently conducted do not infringe, misappropriate or otherwise violate and have not in the past five years infringed, misappropriated or otherwise violated any valid and enforceable Intellectual Property rights of any individual or entity. To Public Company’s knowledge, no individual or entity has infringed, misappropriated or otherwise violated the Public Company Owned Intellectual Property or any rights under the Public Company Licensed Intellectual Property that are exclusively licensed to Public Company or any of its subsidiaries, and neither Public Company nor any of its subsidiaries has filed or threatened in writing any claims alleging that a third party or Worker has infringed, misappropriated or otherwise violated any Public Company Intellectual Property. No individual or entity has filed and served upon Public Company or any of its subsidiaries or, to Public Company’s knowledge, threatened or otherwise filed any action or proceeding alleging that Public Company or any of its subsidiaries has infringed, misappropriated or otherwise violated any individual’s or entity’s Intellectual Property rights nor has Public Company or any of its subsidiaries received any written notification that a license under any other individual’s or entity’s Intellectual Property is or may be required.

(f)    Public Company has made available to Merger Partner copies of all material written complaints, claims, notices or threats, or disclosed to Merger Partner all material non-written complaints, claims, notices or threats, in each case, concerning the infringement, violation or other misappropriation of any Public Company Intellectual Property.

(g)    Section 4.10(g) of the Public Company Disclosure Schedule identifies each (i) license or other agreement pursuant to which Public Company has granted rights to any Public Company Licensed Intellectual Property, and (ii) each agreement, contract, assignment or other instrument pursuant to which Public Company has granted any joint ownership interest in or to each item of Public Company Owned Intellectual Property, in each case (i) and (ii) other than Excluded Contracts.

(h)    Section 4.10(h) of the Public Company Disclosure Schedule identifies (i) each license or agreement pursuant to which Public Company has obtained rights to any Public Company Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Public Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $50,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Public Company has obtained any joint or sole ownership interest in or to each item of Public Company Owned Intellectual Property, in each case (i) and (ii) other than Excluded Contracts.

(i)    To Public Company’s knowledge, no Worker of Public Company or any of its subsidiaries is in default or breach of any term of any employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract between such Worker and Public Company or any of its subsidiaries, as applicable, relating to the protection, ownership, development, use, assignment or transfer of Public Company Intellectual Property. To the extent that any Public Company Owned Intellectual Property has been conceived, reduced to practice, authored, developed or created for Public Company or any of its subsidiaries by any individual while a Worker, Public Company or such subsidiary has obtained the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment.

(j)    The execution and delivery of this Agreement by Public Company does not, and the consummation by Public Company of the transactions contemplated by this Agreement shall not, result in (i) a material breach of or default under any agreement governing any Public Company Intellectual Property; (ii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, any Public Company Intellectual Property; (iii) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue in respect of, any Merger Partner Intellectual Property; or (iv) Merger Partner, Public Company or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Public Company Intellectual Property.

(k)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Public Company Intellectual Property” shall mean the Public Company Owned Intellectual Property and the Public Company Licensed Intellectual Property.

(ii)    “Public Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to Public Company or any of its subsidiaries by any individual or entity other than Public Company or any of its subsidiaries, as applicable, excluding any Intellectual Property that is licensed to Public Company or any of its subsidiaries under Excluded Contracts.

(iii)    “Public Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Public Company or any of its subsidiaries, in whole or in part.

(iv)    “Public Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of Public Company, or where Merger Partner is the assignee thereof, in each case, alone or jointly with others.

4.11.    Contracts.

(a)    Section 4.11(a) of the Public Company Disclosure Schedule lists the following Contracts of Public Company and its subsidiaries in effect as of the date of this Agreement (in each case, excluding Excluded Contracts):

(i)    any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which expressly requires future payments by or to Public Company or any of its subsidiaries in excess of $50,000 in the aggregate, or (B) in which Public Company or any of its subsidiaries has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory, or has agreed to purchase goods or services exclusively from a particular party or to a right of first offer, right of first refusal, right of first negotiation in favor of any third party;

(ii)    any Contract under which Public Company has granted to a third party a license under, or option or covenant not to sue with respect to, any Public Company Intellectual Property, except for any Excluded Contract;

(iii)    any Contract under which Public Company or any of its subsidiaries is prohibited from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(iv)    any (A) employment Contract (excluding offer letters for at-will employment that do not provide for severance or for advance notice of termination or for any change of control, transaction, retention or other special remuneration) that provides for base salary and target bonus, when taken together, of at least $200,000 and (B) individual independent contractor or consulting Contract that involves or could involve payments in excess of $50,000 within any twelve (12) month period;

(v)    any Contract, plan, policy or program providing for severance, termination compensation, retention or stay pay, change in control payments or transaction-based bonuses;

(vi)    any settlement Contract or settlement-related Contact (including any Contract in connection with which any employment-related claim is settled) under which either side has remaining financial obligations;

(vii)    any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement, other than Excluded Contracts;

(viii)    any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Public Company or any of its subsidiaries; and

(ix)    any Contract that involved or would reasonably be expected to result in (A) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien (excluding a Permitted Lien) on any Public Company Intellectual Property, (B) the grant or transfer to any third party of any license or other interest under, or any covenant not to sue with respect to any Merger Partner Intellectual Property, or (C) Public Company or any of its subsidiaries being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Public Company Intellectual Property.

(b)    Public Company has made available to Merger Partner a complete and accurate copy of each Contract listed in Sections 4.10(a), 4.10(g), 4.10(h) and 4.11(a) of the Public Company Disclosure Schedule. With respect to each Contract so listed or that should be listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Public Company and/or its subsidiaries, as applicable, and, to the knowledge of Public Company, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; and (ii) none of Public Company, its subsidiaries nor, to the knowledge of Public Company, any other party, is in material breach or violation of, or default under, any such Contract no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, with or without notice or lapse of time, or both, would constitute a material breach or default by Public Company, its subsidiaries or, to the knowledge of Public Company, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect.

4.12.    Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Public Company or any of its subsidiaries that (a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against Public Company or any of its subsidiaries.

4.13.    Environmental Matters.

(a)    Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect: (i) Public Company has complied in all material respects with all applicable Environmental Laws; (ii) the properties currently or, to the knowledge of Public Company, formerly owned, leased or operated by Public Company (including soils, groundwater, surface water, buildings or other structures) are and were not contaminated with any Hazardous Substances in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances; (iii) Public Company has not received written notice from any party alleging actual or potential material liability for any Hazardous Substance disposal or contamination on the property of any third party; and (iv) Public Company has not released any Hazardous Substance into the environment in a manner or amounts that would be reasonably likely to create a material liability under any Environmental Law or relating to Hazardous Substances.

(b)    As of the date of this Agreement, neither Public Company nor any of its subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Public Company or any of its subsidiaries may be in material violation of or have material liability or obligations under, any Environmental Law.

(c)    Neither Public Company nor any of its subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to any material liability under any Environmental Law or relating to Hazardous Substances.

4.14.    Employee Benefit Plans.

(a)    Public Company has made available a complete and accurate copy, as of the date of this Agreement, of all written material Employee Benefit Plans sponsored, maintained, or contributed to (or required to be contributed to), by Public Company or any of its subsidiaries for the benefit of any current or former employee or other individual service provider of Public Company, and of its ERISA Affiliates or any of its subsidiaries (or such employee or other individual service provider’s beneficiary) or with respect to which Public Company or any of its subsidiaries have any liability (collectively, the “Public Company Employee Plans”).

(b)    Each Public Company Employee Plan is and has been established and administered in all material respects in accordance with ERISA, the Code, the ACA and all other applicable Laws and the regulations thereunder and in accordance with its terms and each of Public Company and its subsidiaries has in all material respects met its obligations with respect to such Public Company Employee Plan and has in all material respects made all required contributions thereto (or reserved such contributions on the Public Company Balance Sheet). There is no audit, investigation or other proceeding (including any voluntary correction application) pending against or involving any Public Company Employee Plan, and to the knowledge of Public Company, no such audit, investigation or other proceeding is threatened.

(c)    With respect to Public Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Public Company or any of its subsidiaries.

(d)    All Public Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the IRS to the effect that such Public Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination or opinion letter has been revoked and, to the knowledge of Public Company, no revocation has been threatened and no event has occurred that would reasonably be expected to adversely affect the qualified status of any such Public Company Employee Plan.

(e)    Neither Public Company nor any of its subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained, contributed to, or had any Liability with respect to an Employee Benefit Plan that is or was a defined benefit pension plan as defined in Section 3(2) and 3(35) of ERISA or was ever subject to Section 412 or 430 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) 4001(a)(3) of ERISA). No Public Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Public Company Employee Plan is funded with or otherwise holds securities issued by Merger Partner or any of its subsidiaries. No Public Company Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)    No Public Company Employee Plan, and neither Public Company nor any of its ERISA Affiliates has any obligation to provide, any provides post-termination health, disability or life insurance benefits to any individual, except as required by (i) COBRA or similar state Law or (ii) contractually required subsidies for COBRA coverage during a severance period.

(g)    Each Public Company Employee Benefit Plan that is a group health plan under Section 733(a)(1) of ERISA has satisfied all obligations under COBRA and each applicable state Law relating to continuation of health coverage for participants and beneficiaries with respect to any qualifying event that has occurred on or before the Closing Date. Neither Public Company nor any of the Public Company Employee Benefit Plans has incurred (whether or not assessed), and are not reasonably expected to incur or to be subject to, any Tax, penalty, assessment, or other Liability that may be imposed under the ACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to any requirement to timely file ACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state requirements as applicable, or pursuant to Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Public Company Employee Benefit Plans. No IRS Letter 226J, 5699, 5698, or IRS Notice 972CG has been issued to or with respect to Public Company or any Public Company Employee Benefit Plan. No Public Company Employee Benefit Plan is “self-insured medical reimbursement plan” as defined in Section 105(h) of the Code.

(h)    Except as contemplated by this Agreement or set forth in Section 4.14(h) of the Public Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with additional or subsequent events, including any termination of employment or service), will (i) result in any payment (including any severance or bonus payment) becoming due to any current or former employee or other individual service provider of Public Company or any of its subsidiaries, (ii) result in any forgiveness of indebtedness to any current or former employee or other individual service provider of Public Company or any of its subsidiaries, (iii) increase, or result in an acceleration of the time of payment or vesting of, the compensation or benefits otherwise due to any current or former employee or other individual service provider of Public Company or any of its subsidiaries, or (iv) trigger any payment or funding of any compensation or benefits under any Public Company Employee Plan. No Public Company Employee Plan provides, and neither Public Company nor any of its ERISA Affiliates has any obligation to provide, any gross-up, indemnification or reimbursement with respect to Taxes incurred under Code Section 4999 or 409A.

(i)    Each Public Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) materially complies and has complied in form and operation with Section 409A of the Code and all IRS regulations and other guidance thereunder. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code.

4.15.    Compliance With Laws. Except as would not reasonably be expected to result in a Public Company Material Adverse Effect, Public Company and each of its subsidiaries has complied with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any violation with respect to, any applicable provisions of any Law related to the conduct of its business or the ownership or operation of its properties or assets.

4.16.    Permits and Regulatory Matters.

(a)    Public Company and each of its subsidiaries have all required Permits that are material to the conduct of their businesses as currently conducted, including all such Permits required by the FDA, such as authorization of an IND, or by any other Regulating Authorities (the “Public Company Authorizations”).

(b)    All Permits that are necessary for the conduct of the business of Public Company as currently conducted are in full force and effect. No Public Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Public Company and its subsidiaries are in compliance in all material respects with the terms of each such Public Company Authorization. All applications, reports, notices and other documents required to be filed by Public Company and its subsidiaries with all Governmental Entities have been timely filed and are complete and correct in all material respects as of the date filed or as amended prior to the date of this Agreement. None of Public Company and its subsidiaries, and to Public Company’s knowledge, any officer, employee or agent of Public Company or any of its subsidiaries has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar Law of any other Governmental Entity, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law of any Governmental Entity.

(c)    (i) Public Company and its subsidiaries are and at all times have been in material compliance, to the extent applicable, with all Laws applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any pharmaceutical or biological product tested, developed, promoted, marketed, manufactured or distributed by Public Company; (ii) neither Public Company nor any of its subsidiaries has received any written notices or correspondence from any Governmental Entity alleging or asserting any material noncompliance with any Public Company Authorizations; and (iii) neither Public Company nor any of its subsidiaries has received notice that any Governmental Entity has taken or is intending to take action to limit, suspend, modify or revoke any Public Company Authorizations (except where such limitation, suspension, modification, or revocation would not reasonably be expected to have a Public Company Material Adverse Effect) and, to the knowledge of Public Company, there is no action or proceeding pending or threatened against Public Company by a Governmental Entity (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Public Company or any of its subsidiaries is in material noncompliance with any and all applicable Laws, regulations or orders implemented by the FDA or any other Governmental Entity exercising comparable authority. Neither Public Company nor any of its subsidiaries nor any of their respective officers, employees or, to the knowledge of Public Company, agents has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity relating to the Public Company Authorizations or failed to disclose a material fact required to be disclosed to any Governmental Entity relating to the Public Company Authorizations.

(d)    To Public Company’s knowledge, all studies, tests, preclinical and clinical investigations and trials sponsored or conducted by, or conducted on behalf of, Public Company were and, if still pending, are being conducted in compliance in all material respects with applicable Laws, including, as applicable, Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices requirements. The descriptions of, protocols for, and material data and other results of, any such studies, tests and/or trials that have been furnished or made available to Merger Partner are accurate and complete in all material respects with respect to what is currently known by or available to Public Company. Public Company is not aware of any studies, tests or trials the results of which would cause Public Company to reasonably believe the results would have a material adverse effect on the studies, tests and trials conducted by or on behalf of Public Company, and Public Company has not received any written notices from any Governmental Entity, institutional review board, independent ethics committee, data and safety monitoring board, or other oversight body with respect to any clinical or pre-clinical studies or tests, or chemistry, manufacturing, and control quality issues, requiring the termination, suspension or material modification of any such studies, tests or chemistry, manufacturing and control activities and, to Public Company’s knowledge, there are no facts that would reasonably be expected to give rise to such an action (except where such material modification would not reasonably be expected to have a Public Company Material Adverse Effect, such as modifications that are part of routine correspondence with or sponsor-solicited feedback from any Governmental Entity).

4.17.    Employees.

(a)    All current employees of Public Company have entered into confidentiality and assignment of inventions agreements with Public Company, a copy or form of which has previously been made available to Merger Partner. To the knowledge of Public Company, as of the date of this Agreement, no employee of Public Company or any subsidiary of Public Company is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Public Company or any of its subsidiaries because of the nature of the business currently conducted by Public Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others. To the knowledge of Public Company, as of the date of this Agreement, no key employee or group of key employees has any plans to terminate employment with Public Company or its subsidiaries.

(b)    Since January 1, 2020, neither Public Company nor any of its subsidiaries is or has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor to the knowledge of Public Company and its subsidiaries, have there been any labor organizing activities with respect to any employees of Public Company or any of its subsidiaries. Neither Public Company nor any of its subsidiaries is or has been the subject of any proceeding asserting that Public Company or any of its subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Public Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Public Company or any of its subsidiaries.

(c)    Except as would not reasonably be expected to result in a Public Company Material Adverse Effect, Public Company and its subsidiaries are and have been in material compliance with all applicable Laws related to employment (including verification of employment eligibility), employment practices (including Laws related to discrimination, harassment, and retaliation), terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Public Company, all Workers of Public Company and its subsidiaries are lawfully authorized to work in the United States or European Union, as applicable.

(d)    Neither Public Company nor any of its subsidiaries has received written notice of any material charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance with applicable Law by Public Company or any of its subsidiaries relating to the employment, treatment, or termination of any employees of Public Company or any of its subsidiaries, nor, to the knowledge of Public Company, has any such charge been threatened within the preceding twelve (12) months. No current or former employee of Public Company or any of its subsidiaries has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to Public Company’s knowledge, has an oral complaint of any of the foregoing been made within the preceding twelve (12) months.

(e)    Neither Public Company nor any of its subsidiaries has caused a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

4.18.    Insurance. Public Company and its subsidiaries maintain insurance policies (the “Public Company Insurance Policies”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Public Company Insurance Policy is in full force and effect. Except as set forth on Section 4.18 of the Public Company Disclosure Schedule, none of the Public Company Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Public Company and each of its subsidiaries have complied in all material respects with the provisions of each Public Company Insurance Policy under which it is the insured party. No insurer under any Public Company Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. Public Company has delivered to Merger Partner accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Public Company and its subsidiaries.

4.19.    Opinion of Financial Advisor. Prior to the execution and delivery of this Agreement, the financial advisor of Public Company, Stifel, Nicolaus & Company, Inc. (the “Public Company Financial Advisor”), has delivered to the Public Company Board an opinion to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the aggregate consideration (i.e., the Merger Partner Merger Shares) to be paid by Public Company in the Merger pursuant to this Agreement is fair, from a financial point of view, to Public Company, a signed copy of which opinion will be provided by Public Company to Merger Partner within one Business Day following the date of this Agreement solely for informational purposes to confirm delivery of such opinion to the Public Company Board.

4.20.    Valid Issuance. The Public Company Common Stock to be issued in the Share Issuances will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.21.    Nevada “Combinations with Interested Stockholders” Statutes. Assuming the accuracy of the representations and warranties of Merger Partner in Section 3.23, Public Company Board has taken all actions so that the restrictions contained in NRS 78.411 through 78.444, inclusive, applicable to a “combination” (as defined in NRS 78.416) shall not apply to the execution, delivery or performance of this Agreement, the Public Company Support Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Public Company Support Agreement.

4.22.    Brokers; Fees and Expenses. Except as set forth on Section 4.22 of the Public Company Disclosure Schedule (which shall include the Public Company Financial Advisor), no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Public Company or any of its subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.23.    Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no assets or liabilities other than those incident to its formation, the execution of this Agreement and the completion of the transactions hereunder.

4.24.    Certain Business Relationships with Affiliates. No Affiliate of Public Company (other than a wholly owned subsidiary of Public Company) (a) owns any material property or right, tangible or intangible, which is used in the business of Public Company or any of its subsidiaries, (b) has any material claim or cause of action against Public Company or any of its subsidiaries or (c) owes any material money to, or is owed any material money by, Public Company or any of its subsidiaries. Section 4.24 of the Public Company Disclosure Schedule describes any material Contracts between Public Company and any Affiliate thereof (other than a wholly owned subsidiary of Public Company), other than (x) any employment or service Contracts, invention assignment agreements and other Contracts entered into in connection with any employment or service, including any Contracts relating to stock purchases and awards, stock options and other equity or equity-based incentive arrangements, in each case relating to compensation, or (y) any arms-length agreements with any portfolio company of any venture capital firm, private equity firm, angel investor, or similar investor of Public Company.

4.25.    Controls and Procedures, Certifications and Other Matters.

(a)    Public Company and each of its subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Public Company and to maintain accountability for Public Company’s consolidated assets, (iii) access to assets of Public Company and its subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Public Company and its subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b)    Public Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are reasonably designed to ensure that all material information concerning Public Company and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Public Company’s filings with the SEC and other public disclosure documents.

(c)    Neither Public Company nor any of its subsidiaries has, since Public Company became subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Public Company or any of its subsidiaries. Section 4.25(c) of the Public Company Disclosure Schedule identifies any loan or extension of credit maintained by Public Company or any subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

4.26.    Books and Records. The minute books and other similar records of Public Company contain accurate summaries, in all material respects, of all actions taken at any meetings of Public Company’s stockholders, the Public Company Board or any committee thereof and of all written consents executed in lieu of the holding of any such meeting since January 1, 2020.

4.27.    Privacy and Data Protection.

(a)    Public Company and its subsidiaries have complied at all times, and currently comply, in each case, in all material respects, with any applicable data protection and privacy Law with respect to their businesses, including, as applicable, with respect to (a) the requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (b) requests from data subjects under applicable data protection and privacy Laws, (c) where necessary, the obtaining of consent to the processing of personal data and/or direct marketing activity, and (d) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Public Company has all rights necessary to process all personal data used in the business of the Public Company. Neither Public Company nor any of its subsidiaries has received any written notice or complaint from any individual, third party and/or regulatory (x) authority alleging non-compliance by Public Company or any of its subsidiaries with any applicable data protection and privacy Law (including any prohibition or restriction on the transfer of data to any jurisdiction) or (y) claiming compensation for or an injunction for non-compliance with any applicable data protection and privacy Law.

(b)    Public Company has established and maintains commercially reasonable technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies in material compliance with requirements under applicable privacy and data protection Laws. Since January 1, 2020, no material breach or material security incident in relation to Public Company’s personal data and/or proprietary data has occurred or, to the Public Company’s knowledge, is threatened, and there has been no actual or, to the Public Company’s knowledge, threatened unauthorized or illegal processing of, or accidental or unlawful destruction, loss or alteration of, any of Public Company’s personal data and/or proprietary data.

4.28.    No Other Representations or Warranties. Each of Public Company and Merger Sub hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Merger Partner nor any other Person on behalf of Merger Partner makes any express or implied representation or warranty with respect to Merger Partner or its financial condition, business, results of operations, properties, assets, liabilities, or prospects or otherwise or with respect to any other statements made or information provided to Public Company, Merger Sub or any of their Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Merger Partner set forth in Article III (in each case as qualified and limited by the Merger Partner Disclosure Schedule) or any representations and warranties of a signatory to any Merger Partner Support Agreement or Merger Partner Lock-Up Agreement) none of Public Company, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has relied on any representations, warranties, statements, or information (including the accuracy or completeness thereof).

ARTICLE V
CONDUCT OF BUSINESS

5.1.    Covenants of Merger Partner. Except as set forth in Section 5.1 of the Merger Partner Disclosure Schedule, as expressly provided herein, or as consented to in writing by Public Company (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any applicable Law, or as required in connection with the Concurrent Financing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall use commercially reasonable efforts to, act and carry on its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Merger Partner Disclosure Schedule, or as expressly provided herein, or to the extent necessary to comply with any applicable Law, or as required in connection with the Concurrent Financing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall not, directly or indirectly, do any of the following without the prior written consent of Public Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than the issuance of shares upon exercise or conversion of any Merger Partner Preferred Stock, Merger Partner Stock Options, or other convertible securities of Merger Partner; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), from former employees, directors and consultants in accordance with Merger Partner Stock Plans, as in effect as of the date of this Agreement;

(b)    issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than (i) the issuance of shares of Merger Partner Voting Common Stock upon exercise or conversion of any Merger Partner Preferred Stock, Merger Partner Stock Options or other convertible securities of Merger Partner outstanding on the date of this Agreement, (ii) the grant of Merger Partner Stock Options in the Ordinary Course of Business in accordance with Merger Partner Stock Plans, as in effect as of the date of this Agreement and (iii) the issuance of Merger Partner Notes up to an aggregate principal amount of $20,000,000, including any Merger Partner Notes outstanding as of the date hereof;

(c)    except as required to give effect to anything in contemplation of the Closing, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, liquidation, dissolution, reorganization, statutory conversion, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other Person;

(d)    acquire, by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

(e)    except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets material to Merger Partner;

(f)    enter into any material transaction other than in the Ordinary Course of Business;

(g)    license any material Intellectual Property to or from any third party;

(h)    initiate, threaten, compromise or settle any litigation or arbitration proceeding (other than any litigation to enforce its rights under this Agreement) other than waivers, settlements or agreements which (i) do not exceed, in the aggregate, $200,000 more than the amounts covered by insurance policies (ii) do not impose any material restrictions on the operations or businesses of the Merger Partners(including following the Merger and/or the Surviving Company), taken as a whole, (C) do not provide for equitable relief on, or the admission of wrongdoing by Merger Partner, and (D) do not relate to claims, litigations, investigations or proceedings brought by a Governmental Entity;

(i)    (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another Person in excess of $200,000, (ii) issue, sell, or amend any debt securities or warrants or other rights to acquire any debt securities of Merger Partner, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of Merger Partner in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, in each case, other than the issuance of Merger Partner Notes, up to an aggregate principal amount of $20,000,000, including any Merger Partner Notes outstanding as of the date hereof;

(j)    make, change or revoke any Tax election (other than elections made in the Ordinary Course of Business), change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Merger Partner), settle or compromise any material Tax liability, claim or assessment, knowingly surrender any right to claim a refund of material Taxes, or amend any income or other material Tax Return; or

(k)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would reasonably be expected to, individually or in the aggregate, (i) make any representation or warranty of Merger Partner in this Agreement untrue or incorrect, or (ii) impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

If Merger Partner desires to take an action which would be prohibited pursuant to this Section 5.1 without the consent of Public Company, Merger Partner may request such consent (which consent shall not be unreasonably withheld, conditioned or delayed) by sending an email to both of the following individuals, which email shall be sufficient notice under this Agreement:

Tom Bures

and

Karam Hijji

5.2.    Covenants of Public Company. Except as set forth in Section 5.2 of the Public Company Disclosure Schedule or as expressly provided herein or as consented to in writing by Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed) or to the extent necessary to comply with any applicable Laws, or as required in connection with the Concurrent Financing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall, and shall cause each of its subsidiaries to, use commercially reasonable efforts to, act and carry on its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth in Section 5.2 of the Public Company Disclosure Schedule, as expressly provided herein, as required in connection with the Concurrent Financing, or to the extent necessary to comply with any applicable Law, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    (i) except as contemplated by the Closing Dividend (as defined below), declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than in respect of any Public Company Preferred Stock or upon exercise or conversion of any Public Company Stock Option or Public Company Warrant, in each case, outstanding on the date of this Agreement; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), from former employees, directors and consultants in accordance with Public Company Stock Plans, as in effect as of the date of this Agreement;

(b)    issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Public Company Common Stock pursuant to the Concurrent Financing, upon the exercise of Public Company Stock Options or Public Company Warrants or conversion of Public Company Preferred Stock, in each case, outstanding on the date of this Agreement in accordance with their present terms (including cashless exercises);

(c)    except as required or appropriate to give effect to anything in contemplation of the Closing, amend its articles of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, liquidation, dissolution, reorganization, statutory conversion, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other Person;

(d)    acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Public Company and its subsidiaries, taken as a whole;

(e)    sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets material to Public Company or any of its subsidiaries;

(f)    enter into any material transaction;

(g)    license any material Intellectual Property rights to or from any third party;

(h)    (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Public Company or any of its subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Public Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Public Company or any of its direct or indirect wholly owned subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Public Company or its subsidiaries against fluctuations in commodities prices or exchange rates;

(i)    forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(j)    enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify any agreement that terminated any Public Company Lease;

(k)    make (i) any capital expenditures or other expenditures with respect to property, plant or equipment or (ii) other material expenditures in excess of $50,000 in the aggregate (other than any expenditures in the Ordinary Course of Business);

(l)    make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(m)    except for terminations as a result of the expiration of any contract that expires in accordance with its terms, (i) modify or amend in any material respect, or terminate, any material contract or agreement to which Public Company or any of its subsidiaries is party, or (ii) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Public Company of any of its subsidiaries);

(n)    (i) enter into any contract or agreement, including those relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Public Company or any of its subsidiaries or (ii) license any Intellectual Property rights to or from any third party;

(o)    except as required to comply with a Public Company Employee Plan, (i) take any action with respect to, adopt, enter into, terminate (other than terminations for cause) or amend any Public Company Employee Plan (or any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement) or any collective bargaining agreement, (ii) increase the compensation (including any compensation opportunities) or fringe benefits of, or pay any bonus or grant any bonus opportunity to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity or equity-based incentive awards, (iv) pay any benefit not provided for as of the date of this Agreement under any benefit plan under any Public Company Employee Plan, (v) grant any awards under any Public Company Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement), or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Public Company Employee Plan (or under any other employee benefit or compensation plan, program, policy, agreement or arrangement that would have constituted a Public Company Employee Plan had it been in effect on the date of this Agreement);

(p)    make, change or revoke any Tax election (other than elections made in the Ordinary Course of Business), change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes (other than any automatic extension granted in the Ordinary Course of Business and consistent with past custom and practice of Public Company), settle or compromise any material Tax liability, claim or assessment, knowingly surrender any right to claim a refund of material Taxes, or amend any income or other material Tax Return;

(q)    commence any offering of shares of Public Company Common Stock, including pursuant to any employee stock purchase plan;

(r)    initiate, threaten, compromise or settle any litigation or arbitration proceeding (other than any litigation to enforce its rights under this Agreement), other than a Permitted Settlement;

(s)    fail to use commercially reasonable efforts to maintain insurance levels substantially comparable to levels existing as of the date of this Agreement;

(t)    open or close any facility or office;

(u)    delay or fail to pay accounts payable and other obligations when due; or

(v)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would reasonably be expected to, individually or in the aggregate, make any representation or warranty of Public Company in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII hereof.

If Public Company desires to take an action which would be prohibited pursuant to this Section 5.2 without the consent of Merger Partner, Public Company may request such consent (which consent shall not be unreasonably withheld, conditioned or delayed) by sending an email to the following individuals, which email shall be sufficient notice under this Agreement:

Wesley H. Kaupinen

and

Kathleen McGowan

5.3.    Confidentiality. The parties acknowledge that Public Company and Merger Partner have previously executed a letter agreement, dated as of March 22, 2024 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

5.4.    Closing Dividend; Legacy Asset Dispositions.

(a)    Prior to the Effective Time, Public Company shall declare a dividend (the “Closing Dividend”) to each holder of record of shares of Public Company Common Stock and shares of Public Company Preferred Stock entitled to such a dividend in accordance with its terms the right to receive one contingent value right (each, a “CVR”) for each outstanding share of Public Company Common Stock held by such stockholder as of such date, each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached hereto as Exhibit C (the “CVR Agreement”). The record date for the Closing Dividend shall be the close of business on the last Business Day prior to the day on which the Effective Time occurs and the payment date for which shall be three (3) Business Days after the Effective Time; provided, that the payment of such dividend may be conditioned upon the occurrence of the Effective Time. In connection with the Closing Dividend, Public Company shall cause the CVR Agreement to be duly authorized, executed and delivered by Public Company and a rights agent selected by Public Company with Merger Partner’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned). Public Company shall deduct and withhold from the payment of the Closing Dividend such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for purposes of this Agreement and the CVR Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b)    Public Company and Merger Partner agree that Public Company may, without the prior consent of Merger Partner, sell, assign, license, transfer, or otherwise dispose of, in one or more transactions, some or all of its assets (or any assets of any of its subsidiaries) (any such assets, “Legacy Assets”) at any time at or prior to the Closing (any such transaction, a “Legacy Asset Disposition”) pursuant to any definitive agreement entered into after the date hereof and prior to the Closing that is a customary “as is / where is” sale; provided that such definitive agreement does not contain (i) any non-competition obligation affecting any of the assets of Merger Partner, Public Company or any subsidiary of Public Company or (ii) any material post-disposition obligations or Liabilities for Public Company or any of its subsidiaries following the Closing, including any indemnification obligations or Liability for any representation or warranty, other than customary obligations of confidentiality. For the avoidance of doubt, if an agreement (or amendment thereto) calling for the sale, assignment, license, or other disposition of any of the assets of the Public Company contains any of the obligations described in clause (i) or (ii) above, Public Company may pursue and negotiate such agreement after the date hereof, but shall not enter into (or amend) such agreement without the prior written consent of Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed). Public Company shall keep Merger Partner reasonably apprised of all material discussions and communications concerning any actual or potential Legacy Asset Disposition and the actual or potential transactions contemplated thereby, including sharing all material draft Contracts and other documents with respect thereto. In the event that Public Company intends to consummate a Legacy Asset Disposition, Public Company shall provide Merger Partner with prompt written notice of such intention.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1.    No Solicitation.

(a)    No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and Effective Time, each of Merger Partner, Public Company and their respective subsidiaries shall not, and each of Merger Partner and Public Company shall cause their respective directors, officers, employees and consultants not to, and shall instruct their respective attorneys and financial advisors (“Representatives”) not to, directly or indirectly:

(i)    solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)    enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any non-public information or afford any Person other than Public Company or Merger Partner, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(iii)    take any action to make the provisions of any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation inapplicable to any transactions contemplated by an Acquisition Proposal; or

(iv)    publicly propose to do any of the foregoing described in clauses (i) through (iii).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), prior to the Specified Time, each of Public Company and Merger Partner, and their respective Representatives, may (A) furnish non-public information with respect to Public Company and its subsidiaries or Merger Partner, as the case may be, to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any bona fide, unsolicited written Acquisition Proposal which such party’s board of directors determines in good faith, after consultation with such party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn); provided, (x) that either Merger Partner or Public Company, as the case may be, receives from the Qualified Person an executed confidentiality agreement on the terms not less restrictive than exist in the Confidentiality Agreement and, if entered into after the date of this Agreement, containing additional provisions that expressly permit such party to comply with this terms of this Section 6.1 (a copy of which shall be provided to the other party), (y) that the party seeking to make use of this proviso has not otherwise materially breached this Section 6.1 with respect to such Acquisition Proposal or the Person making such Acquisition Proposal, and (z) the Merger Partner Board or Public Company Board, as the case may be, has determined in good faith (after consultation with outside legal counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. It is understood and agreed that any violation of the restrictions in this Section 6.1 (or action that, if taken by Public Company or Merger Partner, as applicable, would constitute such a violation) by any director, officer, attorney, or financial advisor of Public Company or Merger Partner shall be deemed to be a breach of this Section 6.1 by Public Company or Merger Partner, as the case may be.

(b)    No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Effective Time:

(i)    (A) Merger Partner Board (and any committee thereof) shall not, except as set forth in this Section 6.1, (1) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Merger Partner Board with respect to the Merger, (2) fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, or (3) propose publicly to approve, endorse, adopt or recommend, or has approved, endorsed, adopted, or recommended any Acquisition Proposal (each, a “Merger Partner Board Recommendation Change”) and (B) the Public Company Board (and any committee thereof) shall not, except as set forth in this Section 6.1, (1) fail to include its recommendation to the approval of the Required Public Company Voting Proposals in the Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to Merger Partner its recommendation of the Required Public Company Voting Proposals, (2) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Public Company Board with respect to the Share Issuances or the Public Company Charter Amendment, (3) after the receipt by Public Company of an Acquisition Proposal and Merger Partner requests in writing that Public Company Board reconfirm its recommendation of the Required Public Company Voting Proposals, fail to do so within ten Business Days after its receipt of Merger Partner’s request, (4) fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement or (5) propose publicly to approve, endorse, adopt or recommend, or has approved, endorsed, adopted, or recommended any Acquisition Proposal (each a “Public Company Board Recommendation Change”);

(ii)    each of Public Company and Merger Partner shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii)    each of the Public Company Board and the Merger Partner Board, and each committee thereof, shall not, except as set forth in this Section 6.1, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Specified Time, the Public Company Board or the Merger Partner Board, as the case may be, may effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, with respect to a Superior Proposal, if: (i) such board of directors shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect such Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) such party has provided at least four (4) Business Days prior written notice to the other party that it intends to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (including the identity of the Person making such Superior Proposal) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change for purposes of this Agreement); (iii) such party has complied in all material respects with the requirements of this Section 6.1 in connection with any potential Superior Proposal; (iv) such party has, and has caused its financial advisors and outside legal counsel to, during the four (4) Business Day period referred to in clause (ii) above, negotiate with the other party in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal (to the extent the other party desires to negotiate); and (v) if the other party shall have delivered to such party a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four (4) Business Day period referred to in clause (ii) above, such party’s board of directors shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by the other party, that the failure to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration such party’s stockholders would receive as a result of such potential Superior Proposal), such party shall be required to provide the other party with notice of such material amendment and there shall be a new two (2) Business Day period following such notification during which the parties shall comply again with the requirements of this Section 6.1(b) and the board of directors of such party shall not make a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, prior to the end of any such period as so extended.

(c)    Notices of Proposals. Each party will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party of its receipt of any Acquisition Proposal and (ii) provide to the other party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the Person making such Acquisition Proposal, and copies of all written communications and materials from such Person with respect to such actual or potential Acquisition Proposal. Such party in receipt of an Acquisition Proposal shall notify the other party, in writing, of its first decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). Such party in receipt of an Acquisition Proposal will (A) provide the other party with written notice setting forth such information as is reasonably necessary to keep such other party reasonably informed of the material terms of any such Acquisition Proposal and of any material amendments or modifications thereto made by the Person making an Acquisition Proposal, and (B) at least two (2) business days prior to the provision of any material non-public information of such party to any such Person, provide such information to the other party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other party.

(d)    Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit Merger Partner or Public Company or their respective Boards of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Merger Partner or Public Company or their respective Boards of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Merger Partner or Public Company, as applicable, is unable to take a position with respect to the bidder’s tender offer unless the applicable Board of Directors determines after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Merger Partner Board Recommendation Change or Public Company Board Recommendation Change, as applicable, unless such communication expressly reaffirms its recommendation for the Merger and the other transactions contemplated hereby in such communication.

(e)    Cessation of Ongoing Discussions. Each of Public Company and Merger Partner shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 6.1. Public Company and Merger Partner will each promptly revoke or withdraw access of any Person (other than Public Company, Merger Partner and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Public Company that was established or shared in connection with any potential Acquisition Proposal and request from each third party (other than Public Company, Merger Partner and their Representatives) the prompt return or destruction of all non-public information with respect to Public Company or Merger Partner, as applicable, previously provided to such Person.

(f)    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Acquisition Proposal” means, with respect to Public Company or Merger Partner, (A) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more subsidiaries of such party), (B) any proposal for the issuance by such party of 15% or more of its equity securities or (C) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its subsidiaries, in each case other than the transactions contemplated by this Agreement; provided, however, that no inquiry, proposal, or offer received pursuant to the terms of, (1) the Concurrent Financing or (2) any Legacy Asset Disposition, shall be an Acquisition Proposal.

(ii)    “Qualified Person” means any Person making a bona fide, unsolicited written Acquisition Proposal that the Public Company Board or the Merger Partner Board, as the case may be, determines in good faith (after consultation with outside counsel and its financial advisors) is, or would reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Public Company or Merger Partner, as the case may be, of its obligations under Section 6.1(a).

(iii)    “Specified Time” means the earliest to occur of (A) the Effective Time, (B) in the case of Public Company, the date on which the stockholders of Public Company shall have approved the Required Public Company Voting Proposals, (C) in the case of Merger Partner, the date on which the stockholders of Merger Partner shall have approved the Merger Partner Voting Proposal, and (D) the time at which this Agreement is terminated in accordance with the terms hereof.

(iv)    “Superior Proposal” means, with respect to Public Company or Merger Partner, any bona fide, unsolicited written Acquisition Proposal (for purpose of this definition, replacing all references in such definition to 15% with 50%), (A) on terms which the board of directors of such party determines in its good faith judgment to be more favorable to the holders of such party’s capital stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial and outside legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of this Agreement for at least four (4) Business Days) that the board of directors of such party determines to be relevant, and (B) which board of directors of such party has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation as compared to the transactions contemplated hereby).

6.2.    Proxy Statement/Prospectus; Registration Statement.

(a)    As promptly as practical after the execution of this Agreement and contingent upon receipt from Merger Partner of the information required by the following sentence, Public Company, with the cooperation of Merger Partner, shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Merger Partner, Merger Sub and Public Company shall (i) provide to the other parties as promptly as practical all information, including financial statements and descriptions of its business and financial condition, as Public Company as such other parties may reasonably request for preparation of the Registration Statement and the Proxy Statement/Prospectus and (ii) cause the timely cooperation of its independent public accountants in connection with the preparation and filing of the Registration Statement and the Proxy Statement/Prospectus, including by causing such accountants to provide a consent to the inclusion of such accountant’s reports in respect of the financial statements of the applicable party in the Registration Statement and/or in the Proxy Statement/Prospectus (as applicable) and to the reference to such accountant firm as an “expert” therein. Public Company shall respond to any comments of the SEC and shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Public Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Public Company shall notify Merger Partner promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply Merger Partner with copies of all correspondence between Public Company or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of Public Company and Merger Partner shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever either Public Company or Merger Partner shall become aware that any information contained in the Registration Statement or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Proxy Statement/Prospectus (including the information statement contained therein), the Registration Statement or any filing pursuant to Section 6.2(b) is otherwise required to be amended or supplemented, Public Company or Merger Partner, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Public Company and Merger Partner, such amendment or supplement.

(b)    Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Public Company shall provide Merger Partner and its outside legal counsel a reasonable opportunity to review and comment on such document or response and shall consider in good faith any such comments proposed by Merger Partner. Public Company will advise Merger Partner, promptly after Merger Partner receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Public Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c)    Public Company and Merger Partner shall promptly make all necessary filings with respect to the Merger and the Share Issuances under the Securities Act, the Exchange Act, applicable state blue sky Laws and the rules and regulations thereunder.

6.3.    Nasdaq Listing. Public Company shall use its commercially reasonable efforts, and shall take all reasonably necessary actions, to continue the listing of Public Company Common Stock on Nasdaq during the term of this Agreement (through and until the Effective Time) and to cause the shares of Public Company Common Stock being issued in connection with the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time, including by filing the Nasdaq Listing Application. Merger Partner will cooperate with Public Company to cause the Nasdaq Listing Application to be conditionally approved prior to the Effective Time and shall promptly furnish to Public Company all information concerning Merger Partner and its officers, directors, and equityholders and such other matters, in each case, that may be required or reasonably requested in connection with any action contemplated by this Section 6.3.

6.4.    Access to Information. Each of Public Company and Merger Partner shall (and Public Company shall cause its subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Public Company and Merger Partner shall (and Public Company shall cause its subsidiaries to) furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request in furtherance of the consummation of the Merger, the Concurrent Financing, or the other transactions contemplated by this Agreement; provided, however, that a party may restrict the foregoing access to the extent that (a) any applicable Law requires such restriction, (b) such access would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege, or (c) such access would be in breach of any confidentiality obligation or similar obligation. Each of Public Company and Merger Partner will (and Public Company will cause its subsidiaries to) hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Any information obtained pursuant to the access contemplated by this Section 6.4 shall be subject to the Confidentiality Agreement. Any access to any facilities of Merger Partner, Public Company, or any of their subsidiaries, shall be subject to the reasonable security measures and insurance requirements of Merger Partner, Public Company, or any of their subsidiaries, as applicable, and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, each of Public Company and Merger Partner shall promptly provide the other party with copies of any material notice, report or other document received from any Governmental Entity in connection with the Merger or any of the transactions contemplated by this Agreement.

6.5.    Stockholder Approval.

(a)    Promptly after the Registration Statement is declared effective under the Securities Act and the Proxy Statement/Prospectus related thereto has been filed and distributed, and in any event no later than two (2) Business Days thereafter, Merger Partner shall solicit and obtain the Merger Partner Stockholder Approval by the Written Consents for the purposes of (1) evidencing the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, (2) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached to the Written Consent, and that such stockholder has received and read a copy of Section 262 of the DGCL and (3) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment in cash of the fair value of its Merger Partner Capital Stock under Section 262 the DGCL. Reasonably promptly following receipt of the Merger Partner Stockholder Approval by the Written Consents, Merger Partner shall prepare and mail a notice (the “Merger Partner Stockholder Notice”) to every stockholder of Merger Partner that did not execute the Written Consents (in form and substance reasonably acceptable to Public Company). The Merger Partner Stockholder Notice shall (i) be a statement to the effect that the Merger Partner Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of Merger Partner and approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and (ii) provide the stockholders of the Merger Partner to whom it is sent with notice of the availability of appraisal rights and notice of the actions taken in the Merger Partner’s Stockholder Approval, including the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Sections 228(e) and 262 of the DGCL and the certificate of incorporation and bylaws of the Merger Partner. In connection with the Merger Partner Stockholder Approval, Merger Partner shall comply with all disclosure and other obligations to its stockholders under the DGCL and any other applicable Laws. Merger Partner shall take all action that is both reasonable and lawful to obtain the Merger Partner Stockholder Approval. Without limiting the generality of the foregoing, Merger Partner agrees that its obligations under this Section 6.5(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Merger Partner of any Acquisition Proposal or a Merger Partner Board Recommendation Change. Any solicitation or similar disclosure circulated to Merger Partner’s stockholders in connection with this Agreement and the Merger shall be in form and substance reasonably satisfactory to Public Company and, except in the case of a Merger Partner Board Recommendation Change, any solicitation or similar disclosure, if the Merger Partner Stockholder Approval has not already been obtained, shall include the recommendation of Merger Partner Board that Merger Partner’s stockholders consent to the adoption of this Agreement and approval of the Merger.

(b)    Subject to Section 6.1(b), Public Company, acting through the Public Company Board, shall take all actions in accordance with applicable Laws, its articles of incorporation and bylaws and Nasdaq rules to duly call, give notice of, convene and hold as promptly as practicable, after the declaration of effectiveness of the Registration Statement, the Public Company Meeting for the purpose of considering and voting upon the Public Company Stockholder Approvals. Subject to Section 6.1(b), the Public Company Board shall include in the Proxy Statement/Prospectus the recommendation of the Public Company Board in favor of approval of the Public Company Stockholder Approvals. Subject to Section 6.1(b), Public Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Public Company Stockholder Approvals. The Public Company Meeting shall be held as promptly as practicable after the effective date of the Registration Statement (on a date selected by Public Company in consultation with Merger Partner) but in no event later than thirty-five (35) days after the effective date of the Registration Statement. If prior to the originally scheduled date of the Public Company Meeting, as set forth in the Proxy Statement/Prospectus, Public Company reasonably believes that (A) there are insufficient shares of Public Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to vote upon the Public Company Stockholder Approvals or (B) Public Company will not receive proxies sufficient to obtain the approval of the Public Company Stockholder Approvals, whether or not a quorum would be present, Public Company shall have the right to adjourn or postpone (or make one or more successive postponements or adjournments of) the Public Company Meeting to a later date, provided that no such adjournment shall exceed thirty (30) calendar days from the original date that the Public Company Meeting was scheduled.

(c)    Unless the Public Company Board has effected a Public Company Board Recommendation Change in accordance with Section 6.1 and terminated this Agreement to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 8.1, Public Company’s obligation to call, give notice of and hold the Public Company Meeting in accordance with Section 6.5(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal.

(d)    Except in the case of a Public Company Board Recommendation Change made in compliance with Section 6.1, (i) Public Company shall use its reasonable best efforts to solicit from the Public Company stockholders proxies in favor of the Public Company Stockholder Approvals, (ii) Public Company shall ensure that all proxies solicited in connection with the Public Company Meeting are solicited in material compliance with all applicable Laws and (iii) Public Company, in its capacity as the sole stockholder of Merger Sub, shall approve the Merger.

(e)    Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 8.1.

6.6.    Legal Conditions to Merger.

(a)    Subject to the terms hereof, including Section 6.6(b), Merger Partner and Public Company shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Merger Partner or Public Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and (B) any other applicable Laws, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Merger Partner and Public Company shall reasonably cooperate with each other in connection with the making of all such filings. Merger Partner and Public Company shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Public Company and Merger Partner agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b)    Each of Merger Partner and Public Company shall use reasonable best efforts to give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as the case may be, from occurring prior to or after the Effective Time. Notwithstanding the foregoing, upon request of Merger Partner, Public Company will provide a guaranty of any Merger Partner Leases requested by a lessor thereunder to the extent such guaranty is conditioned on the occurrence of the Closing and effective at or after the Effective Time.

(c)    Subject to the terms hereof, Public Company and Merger Partner agree, and shall cause each of their respective subsidiaries, to (i) cooperate and to use their respective commercially reasonable efforts to obtain any required government clearances or approvals under any other federal, state or foreign Law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), and (ii) respond to any government requests for information under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

6.7.    Public Disclosure. The initial press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Public Company and Merger Partner. Neither party shall issue any other press release or otherwise make any public statement with respect to the Merger or this Agreement unless required by applicable Law or stock exchange rule, in which case the party required to make such disclosure shall use commercially reasonable efforts to consult with the other party before making any such press release or public statement; provided that Public Company may comply with SEC requirements under the Securities Act or the Exchange Act that require any disclosure, without the consent of Merger Partner. Without limiting the foregoing, Public Company shall, by 9:00 a.m. Eastern Time, on the first Business Day immediately following the date hereof, file with the SEC a Current Report on Form 8-K (the “Signing 8-K”) in form and substance as reasonably approved by Merger Partner (which approval shall not be unreasonably withheld, conditioned or delayed).

6.8.    Section 368(a) Reorganization; Section 351 Exchange.

(a)    The parties intend that the Merger (i) shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) in the event that the Control Requirement is satisfied shall also qualify as a non-taxable exchange of shares of Merger Partner Capital Stock for shares of Public Company Common Stock within the meaning of Section 351(a) of the Code. Other than transactions or actions contemplated by this Agreement, each of Public Company, Merger Sub and Merger Partner shall use reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates to, take any action or cause any action to be taken which to its knowledge would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code and, in the event the Control Requirement is satisfied, as a non-taxable exchange of shares of Merger Partner Capital Stock for shares of Public Company Common Stock within the meaning of Section 351(a) of the Code (the “U.S. Tax Treatment”). This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Public Company, Merger Sub and Merger Partner shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(b)    If, in connection with the preparation and filing of the Registration Statement or any other filing required by applicable Law or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger and the intended U.S. Tax Treatment be prepared and submitted (a “Tax Opinion”), (i) Public Company and Merger Partner shall each use their respective reasonable best efforts to deliver to Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C., counsel to Public Company, and to Troutman Pepper Hamilton Sanders, LLP, counsel to Merger Partner, customary Tax representation letters satisfactory to each such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by each such counsel in connection with the preparation and filing of such Registration Statement or any other filing required by applicable Law, (ii) Public Company shall use its reasonable best efforts to cause Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C. to furnish a Tax Opinion addressed to Public Company, subject to customary assumptions and limitations, satisfactory to the SEC and (iii) Merger Partner shall use its reasonable best efforts to cause Troutman Pepper Hamilton Sanders, LLP to furnish a Tax Opinion addressed to Merger Partner, subject to customary assumptions and limitations, satisfactory to the SEC.

6.9.    Affiliate Legends. Section 6.9 of the Merger Partner Disclosure Schedule sets forth a list of those Persons who are, in Merger Partner’s reasonable judgment, “affiliates” of Merger Partner within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Merger Partner shall notify Public Company in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Public Company shall be entitled to place appropriate legends on the certificates evidencing any shares of Public Company Common Stock to be received by Rule 145 Affiliates of Merger Partner in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Public Company Common Stock.

6.10.    D&O Indemnification.

(a)    From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Public Company and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Merger Partner, Public Company or any of their respective subsidiaries (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, employee or agent of Merger Partner, Public Company or any of their respective subsidiaries, or, while a director or officer of Merger Partner, Public Company or any of their respective subsidiaries, is or was serving at the request of Merger Partner, Public Company or any of their respective subsidiaries as a director, officer, employee or agent of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the extent permitted under the applicable certificate or articles of incorporation and bylaws. Each Indemnified Person will be entitled to advancement of expenses (including reasonable attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Public Company and the Surviving Corporation following receipt by Public Company or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or the NRS, as applicable, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification, advance of expenses and elimination of liability for monetary damages set forth in the certificate or articles of incorporation and bylaws of Merger Partner and Public Company immediately prior to the Effective Time.

(b)    Prior to the Effective Time, Public Company shall purchase a six (6)-year prepaid “D&O tail policy” (the “D&O Public Company Tail Policy”) for the non-cancellable extension of the directors’ and officers’ liability coverage of Public Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability to be mutually agreed by Public Company and Merger Partner prior to the Closing (which approval will not be unreasonably withheld, conditioned or delayed), but that are no less favorable than the coverage provided under Public Company’s existing policies as of the date of this Agreement with respect to coverage of any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Public Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger).

(c)    Prior to the Effective Time, Merger Partner shall purchase a six (6)-year prepaid “D&O tail policy” (the “Merger Partner Tail Policy”) for the non-cancellable extension of the directors’ and officers’ liability coverage of Merger Partner’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Merger Partner’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Merger Partner by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger).

(d)    Public Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by a Person in successfully enforcing such Person’s rights provided in this Section 6.10.

(e)    Public Company and Merger Partner agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of Public Company, Merger Partner or any of their respective subsidiaries as provided in their respective certificates of incorporation or bylaws or other organization documents or in any agreement in existence immediately prior to the Effective Time shall survive the Merger and shall continue in full force and effect. The provisions of this Section 6.10 are intended to be in addition to the rights otherwise available to the current officers and directors of Public Company, Merger Partner or any of their respective subsidiaries by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives. The obligations set forth in this Section 6.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person, or any Person who is a beneficiary under the policies referred to in this Section 6.10 and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other Person.

(f)    If the Surviving Corporation or Public Company or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Person shall assume all of the obligations of such Person set forth in this Section 6.10.

(g)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Merger Partner, Public Company or any of their respective subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

6.11.    Notification of Certain Matters. Public Company shall give prompt notice to Merger Partner, and Merger Partner shall give prompt notice to Public Company, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in a manner that would reasonably be expected to cause the failure of a condition set forth in Article VII, in each case, at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Public Company and Merger Sub or Merger Partner, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.12.    Employee Communications. Public Company and Merger Partner will use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any formal written notices or other formal written communication materials to all or a material portion of its employees or other individual service providers regarding this Agreement, the Merger or the effects thereof on the employment or service, compensation or benefits of its employees or other individual service providers.

6.13.    FIRPTA Tax Certificates. On or prior to the Closing, Merger Partner shall deliver to Public Company a properly executed certification that shares of Merger Partner Capital Stock are not “United States real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Public Company with the IRS following the Closing) in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) of the Treasury Regulations.

6.14.    State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation (or any similar anti-takeover provision of Merger Partner’s or Public Company’s governing documents) is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.15.    Security Holder Litigation. Notwithstanding anything to the contrary herein, (a) Public Company shall have the right to control the defense and settlement of any litigation related to this Agreement (“Security Holder Litigation”), the Merger or the other transactions contemplated by this Agreement brought by any stockholder or any holder of other securities of Public Company, and whether a direct or derivative claim, against Public Company, any subsidiary of Public Company and/or any of their respective directors or officers; provided, that Public Company shall give Merger Partner the opportunity to participate in the defense of any such Security Holder Litigation and shall not settle any such Security Holder Litigation without the prior written consent of Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), and (b) Merger Partner shall have the right to control the defense and settlement of any Security Holder Litigation, the Merger or the other transactions contemplated by this Agreement brought by any stockholder or any holder of other securities of Merger Partner against Merger Partner and/or its directors or officers; provided, that Merger Partner shall give Public Company the opportunity to participate in the defense of any such Security Holder Litigation and shall not settle any such Security Holder Litigation without the prior written consent of Public Company (which consent shall not be unreasonably withheld, conditioned or delayed).

6.16.    Section 16 Matters. Prior to the Effective Time, Public Company shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisitions of Public Company Common Stock (and any options to purchase the same) in connection with this Agreement and the transactions contemplated hereby, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Public Company following the Merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act; provided, that Merger Partner has provided Public Company with information concerning directors, officers and/or equityholders of Merger Partner sufficient for Public Company to take such steps.

6.17.    Calculation of Public Company Net Cash and Exchange Ratio.

(a)    Not less than ten (10) Business Days prior to the anticipated date for Closing (the “Anticipated Closing Date”), Public Company shall deliver to Merger Partner a draft schedule (the “Draft Public Company Net Cash Schedule”) setting forth, in reasonable detail, Public Company’s good faith, estimated calculation of (i) Public Company Net Cash, and (ii) the Exchange Ratio, in each case, as of the Anticipated Closing Date; provided, that Merger Partner shall make available to Public Company the Merger Partner capitalization information required to calculate the Exchange Ratio, or any such additional information of Merger Partner as Public Company may reasonably request. Public Company shall make available to Merger Partner the work papers and back-up materials used in or reasonably relevant to preparing the Draft Public Company Net Cash Schedule and, if reasonably requested by Merger Partner, Public Company’s accountants and counsel at reasonable times and upon reasonable advance notice. Public Company shall consider in good faith any comments provided by Merger Partner within four (4) Business Days of delivery of the Draft Public Company Net Cash Schedule.

(b)    Not less than four (4) (but no more than six (6)) Business Days prior to the Anticipated Closing Date, Public Company will deliver to Merger Partner a proposed final schedule (the “Final Public Company Net Cash Schedule”) setting forth, in reasonable detail, Public Company’s good faith, estimated calculation of (i) Public Company Net Cash, and (ii) the Exchange Ratio, prepared and certified by Public Company’s Chief Financial Officer (or if there is no Chief Financial Officer, the Chief Executive Officer of Public Company), which shall be subject to the agreement and consent of Merger Partner. Public Company shall make available to Merger Partner, as requested by Merger Partner, the work papers and back-up materials used in or reasonably relevant to preparing the Final Public Company Net Cash Schedule and, if reasonably requested by Merger Partner, Public Company’s accountants and counsel at reasonable times and upon reasonable advance notice.

(c)    On the fourth (4th) calendar day following Public Company’s delivery of the Final Public Company Net Cash Schedule pursuant to Section 6.17(b), the Final Public Company Net Cash Schedule shall become final and binding on all parties to this Agreement and to represent Public Company Net Cash on the Closing Date (the “Final Public Company Net Cash”) unless on or prior to the third (3rd) calendar day following such delivery Merger Partner disputes the Final Public Company Net Cash and/or the Exchange Ratio set forth on the Final Public Company Net Cash Schedule by delivering a written notice to Public Company describing in reasonable detail each item in dispute and Merger Partner’s proposed revisions to the Final Public Company Net Cash Schedule (a “Dispute Notice”).

(d)    If Merger Partner timely delivers a Dispute Notice to Public Company, then Representatives of Public Company and Merger Partner shall promptly meet and attempt in good faith to resolve any disputes between them regarding the Final Public Company Net Cash Schedule and negotiate an agreed-upon determination of Public Company Net Cash, which agreed upon Public Company Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Public Company Net Cash at the Cash Determination Time for all purposes under this Agreement. If prior to the date that is two (2) Business Days prior to the Anticipated Closing Date, Representatives of Public Company and Merger Partner are unable to negotiate an agreed-upon determination of any disputed items in the Final Public Company Net Cash Schedule prior to the Anticipated Closing Date, then any such disputed items shall be referred to an independent auditor of recognized national standing jointly selected by Public Company and Merger Partner (the “Accounting Firm”). At the Accounting Firm’s request, (1) Public Company shall promptly make available or deliver to the Accounting Firm the work papers and back-up materials used by Public Company in preparing the Final Public Company Net Cash Schedule, and (2) Merger Partner shall promptly make available or deliver to the Accounting Firm the work papers and back-up materials used by Merger Partner in disputing the Final Public Company Net Cash Schedule. Public Company and Merger Partner shall use commercially reasonable best efforts to cause the Accounting Firm to resolve all remaining matters in dispute within five (5) Business Days of accepting its selection. Merger Partner and Public Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Merger Partner and Public Company. The determination of the Accounting Firm shall be limited to the items in dispute submitted to the Accounting Firm. The Accounting Firm shall act as an expert and not as an arbitrator and shall be instructed to resolve only such matters relating to the Final Public Company Net Cash Schedule as are then in dispute. Any determination of the amount of Final Public Company Net Cash and the Exchange Ratio made by the Accounting Firm shall be made in writing and delivered to each of Public Company and Merger Partner, shall be final and binding on the parties hereto, and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Public Company Net Cash and the Exchange Ratio set forth on the Final Public Company Net Cash Schedule for all purposes of this Agreement. The parties shall delay the Closing until the resolution of the matters described in this Section 6.17(d). The fees and expenses of the Accounting Firm shall be allocated between Public Company and Merger Partner in the same proportion that the disputed amount of Final Public Company Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of Final Public Company Net Cash. If this Section 6.17(d) applies as to the determination of Final Public Company Net Cash, upon resolution of the matter in accordance with this Section 6.17(d), the parties shall not be required to determine Final Public Company Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Public Company or Merger Partner may request a redetermination of Final Public Company Net Cash if the Closing Date is more than five (5) Business Days after the Anticipated Closing Date, in which case the procedures contained in this Section 6.17 shall be repeated, starting with the delivery of a new Draft Public Company Net Cash Schedule.

(e)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Cash Determination Time” means the close of business as of the Business Day immediately prior to the Anticipated Closing Date.

(ii)    “Indebtedness” shall mean any liabilities of Public Company or its subsidiaries (A) for borrowed money, (B) evidenced by bonds, debentures, notes or similar instruments, (C) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (D) in respect of liabilities of others that are secured by (or which the holder of such liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (E) under leases required to be accounted for as capital leases under GAAP, or (F) guarantees relating to any such liabilities.

(iii)    “Public Company Net Cash” shall mean as of the Cash Determination Time (except as otherwise provided herein) and without duplication, and calculated as if the Merger were consummated as of the Cash Determination Time:

(A)    the sum of:

(1)    the unrestricted cash, cash equivalents, and marketable securities of Public Company and its subsidiaries;

(2)    accounts receivable that would be required to be set forth in a balance sheet prepared in accordance with GAAP and deposits (to the extent refundable or applicable to Merger Partner, Public Company or any subsidiary of Public Company following the Effective Time);

(3)    expenses paid, or Liabilities incurred, prior to Closing, that are approved in writing to be covered and reimbursed by the D&O Public Company Tail Policy in excess of the deductible and within overall policy limits;

(4)    any amounts owed to Public Company or any of its subsidiaries in respect of a Legacy Asset Disposition, which amounts have not been received as of the Closing Date (in each case, net of any expenses, fees, or Taxes payable by Public Company or its subsidiaries in respect of such Legacy Asset Disposition), if the proceeds of such Legacy Asset Disposition would be reflected as a bona fide account receivable in accordance with GAAP;

(5)    the amount of any Tax refund or credit (including, for the avoidance of doubt, the German R&D Tax Credit) (i) received by Public Company or any of its Affiliates or (ii) awarded to Public Company or any of its Affiliates, whether or not such amount is pending, due and owning, or unpaid as of the Closing, if such Tax refund would be reflected as a bona fide account receivable in accordance with GAAP and approved by Merger Partner in its reasonable discretion;

(6)    all prepaid expenses and deposits of Public Company set forth on Section 6.17(e)(iii) usable by Merger Partner, Public Company or any subsidiary of Public Company following the Effective Time, or any other prepaid expenses or deposits of Public Company or any of its Affiliates mutually agreed upon by Public Company and Merger Partner;

(7)    fifty percent (50%) of the amount of any costs or expenses (including attorney’s fees, settlement amounts or judgments) incurred or paid in connection with any Security Holder Litigation (including all amounts paid or payable up to the retention amount of any insurance policy that covers or may cover such costs or expenses or amounts not covered by any such insurance policy);

(8)    fifty percent (50%) of any fees or expenses incurred by Public Company prior to the Effective Time in connection with filing the Nasdaq Listing Application; and

(9)    fifty percent (50%) of any fees and expenses incurred by Public Company prior to the Effective Time in connection with Nasdaq, proxy solicitation, exchange agent services, and any and all SEC matters, including, without limitation, the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

Minus

(B)     the sum of:

(1)    accrued and unpaid accounts payable and other accrued and unpaid expenses of Public Company and its subsidiaries, other than Transaction Expenses, including legal settlements that are not covered by a director and officer insurance policy and the cost of the D&O Public Company Tail Policy, without duplication, any accrued but unpaid Taxes related to or attributable to all taxable periods, or portions of taxable periods, ending on or before the Closing Date, including, for the avoidance of doubt, any Tax liabilities relating to the disposition of any Legacy Assets after taking into account any available net operating loss carryforwards or other tax attributes of Public Company and any foreign tax credits which foreign tax credits are directly related to the disposition of the Legacy Assets (if any)) and any employer portion employment Taxes incurred in connection with any compensatory payments made to employees and any and all other bona fide current and long-term liabilities payable in cash that would be required to be set forth in a balance sheet prepared in accordance with GAAP;

(2)    any unpaid Transaction Expenses of Public Company or its subsidiaries;

(3)    any change of control, bonus, deferred compensation, severance (voluntary or otherwise) (including a reasonable estimate of payment or reimbursement for continued coverage under any employee benefit plan), retention or similar payments (whether “single trigger” or “double trigger”) that become due and payable by Public Company or any of its subsidiaries pursuant to Contracts entered into at or prior to the Effective Time as a result of or in connection with the Merger or any Legacy Asset Disposition and remain unpaid as of the Effective Time;

(4)    the amount of any notice payments, fines or other payments to be made by Public Company in order to terminate any existing agreement to which Public Company is a party and to wind down any current and future clinical trial obligations, in each case, that remain unpaid as of the Effective Time;

(5)    fifty percent (50%) of the amount of any costs or expenses (including attorney’s fees, settlement amounts or judgments) incurred or paid in connection with any Security Holder Litigation (including all amounts paid or payable up to the retention amount of any insurance policy that covers or may cover such costs or expenses or amounts not covered by any such insurance policy) that remain unpaid as of the Effective Time.

Each component of Public Company Net Cash shall be determined in accordance with GAAP applied on a basis consistent with the application of GAAP in the preparation of Public Company’s most recent audited financial statements. For purposes of determining Public Company Net Cash, the Surviving Corporation and its subsidiaries shall not constitute subsidiaries of Public Company. A sample calculation of Public Company Net Cash and its components is set forth in Annex B for illustrative purposes only.

(iv)    “Transaction Expenses” shall mean, with respect to Public Company and its subsidiaries as of the Cash Determination Time and without duplication, and calculated as if the Merger were consummated as of the Cash Determination Time, the sum of (A) all premiums, underwriting costs, brokerage commissions, costs, expenses, and other amounts in respect of the D&O Public Company Tail Policy, and (B) all costs, fees and expenses incurred by Public Company or its subsidiaries at or prior to the Effective Time in connection with the negotiation, preparation and execution of this Agreement or any agreements, documents, certificates, opinions or other items contemplated hereby and the consummation of the Merger or the other transactions contemplated hereby or any Legacy Asset Disposition, in each case, that are unpaid as of the Effective Time, including brokerage fees and commissions, finders’ fees or financial advisory fees payable by such Person at or prior to the Effective Time.

6.18.    Termination of Section 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, the Public Company shall terminate any and all Public Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”). The Public Company shall provide Merger Partner with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Public Company Board as the case may be. The form and substance of such resolutions shall be subject to review and approval of Merger Partner.

6.19.    Merger Partner Financials. As promptly as reasonably practicable following the date hereof, Merger Partner shall deliver to Public Company any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of Merger Partner as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement or Proxy Statement/Prospectus. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of Merger Partner as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement or Proxy Statement/Prospectus (A) will fairly present in all material respects the financial position of Merger Partner as of the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments, none of which is expected to be material), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments, none of which is expected to be material), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of Merger Partner’s auditor and (D) will comply in all respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

6.20.    New Public Company Equity Plan; Termination of Public Company ESPP.

(a)    Prior to the Effective Time, the Public Company Board will adopt the 2024 Equity Incentive Plan, subject to the Closing and effective as of the Effective Time, and will include provisions in the Proxy Statement for the stockholders of Public Company to approve the 2024 Equity Incentive Plan Proposal.

(b)    Public Company will use commercially reasonable efforts to ensure that (i) no new purchase periods under the Public Company’s 2023 Employee Stock Purchase Plan (the “Public Company ESPP”) will commence during the period from the date of this Agreement through the Closing Date; (ii) there will be no increase in the amount of payroll deductions (or other contributions) permitted to be made by participants under the Public Company ESPP during any current purchase periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement; (iii) there will be no grants of new purchase rights under the Public Company ESPP from the date of this Agreement through the Closing Date; and (iv) no individuals shall commence participation in the Public Company ESPP during the period from the date of this Agreement through the Closing Date. To the extent applicable, no later than ten (10) Business Days prior to the Closing Date, in the case of any outstanding purchase rights under the Public Company ESPP, any then-current purchase period under the Public Company ESPP shall end and each participant’s accumulated payroll deductions shall be used to purchase shares of Public Company Common Stock (rounded down to the nearest whole share) in accordance with the terms of the Public Company ESPP. Prior to the Effective Time, Public Company will use commercially reasonable efforts to terminate the Public Company ESPP as of immediately prior to the Effective Time but contingent upon the occurrence of the Closing. Any accumulated contributions of each participant under the Public Company ESPP, to the extent not used to purchase shares in accordance with the terms of the Public Company ESPP as of the final purchase thereunder, shall be refunded to the applicable participant as promptly as practicable following such final purchase.

ARTICLE VII
CONDITIONS TO MERGER

7.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)    Stockholder Approvals. The Merger Partner Voting Proposal shall have been approved by means of the Written Consents by the requisite vote of the stockholders of Merger Partner under applicable Law and Merger Partner’s certificate of incorporation. The Required Public Company Voting Proposals shall have been approved at the Public Company Meeting (or adjournment or postponement thereof), at which a quorum is present, by the requisite vote of the stockholders of Public Company under applicable Law.

(b)    Registration Statement; Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(c)    No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d)    Nasdaq Notification. (i) The Nasdaq Listing Application shall have been approved and any notification required by Nasdaq shall have been made, and (ii) the shares of the Public Company Common Stock to be issued pursuant to the Share Issuances shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(e)    Concurrent Financing. The Concurrent Financing shall have been consummated or will be consummated concurrently with the Closing or immediately following the Closing in accordance with the terms of the Subscription Agreement.

(f)    Public Company Net Cash. Public Company Net Cash shall have been finally determined in accordance with Section 6.17.

7.2.    Additional Conditions to the Obligations of Public Company and Merger Sub. The obligations of Public Company and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Public Company and Merger Sub:

(a)    Representations and Warranties. The representations and warranties of Merger Partner set forth in Article III (in each case as qualified and limited by the Merger Partner Disclosure Schedule) and in any certificate or other writing delivered by Merger Partner pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (B) where the failure to be true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes expressly provided for in this Agreement, and (C) where the failure to be true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect); provided, however, that the representations and warranties made by Merger Partner in Sections 3.1, 3.2, 3.4(a), 3.4(b), and 3.7(a) shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above and instead shall be true and correct except where the failure to be true and correct (with regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate is not material to Merger Partner.

(b)    Performance of Obligations of Merger Partner. Merger Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)    No Merger Partner Material Adverse Effect. No Merger Partner Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)    Officers’ Certificate. Public Company shall have received an officers’ certificate duly executed by the Chief Executive Officer of Merger Partner to the effect that the conditions of Sections 7.2(a), (b) and (c) have been satisfied.

(e)    Termination of Investor Agreements. The agreements listed in Section 7.2(e) of the Merger Partner Disclosure Schedule shall have been terminated.

(f)    Third Party Consents. Merger Partner shall have obtained (i) all consents and approvals of third parties listed in Section 7.2(f) of the Merger Partner Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Merger Partner Material Adverse Effect.

7.3.    Additional Conditions to the Obligations of Merger Partner. The obligation of Merger Partner to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Merger Partner:

(a)    Representations and Warranties. The representations and warranties of Public Company and Merger Sub set forth in Article IV (in each case as qualified and limited by the Public Company Disclosure Schedule) and in any certificate or other writing delivered by Public Company or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect); provided, however, that the representations and warranties made by Public Company and Merger Sub in Sections 4.1, 4.2, 4.4(a), 4.4(d), and 4.7(a), shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above and instead shall be true and correct except where the failure to be true and correct (with regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate is not material to Public Company.

(b)    Performance of Obligations of Public Company and Merger Sub. Public Company and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c)    No Public Company Material Adverse Effect. No Public Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)    Resignations. Merger Partner shall have received copies of the resignations, effective as of the Effective Time, of each director and officer (for such officers, limited to the offices held by such officers and not to such officer’s employment) of Public Company and its subsidiaries, other than a resignation from the individual designated a director to Public Company Board by the Public Company in compliance with Section 1.5(a).

(e)    Third Party Consents. Public Company shall have obtained (i) all consents and approvals of third parties listed in Section 7.3(e) of the Public Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect.

(f)    Officers’ Certificate. Merger Partner shall have received an officers’ certificate duly executed by the Chief Executive Officer of Public Company to the effect that the conditions of Sections 7.3(a), (b), and (c) have been satisfied.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(k), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Merger Partner Voting Proposal by the stockholders of Merger Partner or approval of the Required Public Company Voting Proposals by the stockholders of Public Company:

(a)    by mutual written consent of Public Company and Merger Partner;

(b)    by either Public Company or Merger Partner if the Merger shall not have been consummated by March 31, 2025 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Public Company or Merger Partner if such party’s (or in the case of Public Company, Merger Sub’s) failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date); provided, that, if as of such date all conditions set forth in Article VII (other than the condition set forth in Section 7.1(f)) have been satisfied or waived, the Outside Date shall automatically be extended until the date that is two (2) Business Days following the final determination of Final Public Company Net Cash in accordance with Section 6.17;

(c)    by either Public Company or Merger Partner if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is principally attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(d)    by either Public Company or Merger Partner if (i) the Public Company Meeting (including, if applicable, following adjournments or postponements thereof as permitted or required pursuant to Section 6.5(b)) shall have been held and completed and the stockholders of Public Company shall have taken a final vote on the Required Public Company Voting Proposals and (ii) the Required Public Company Voting Proposals shall not have been approved at the Public Company Meeting (or at any adjournment or postponement thereof) by the requisite vote of the stockholders of Public Company under applicable Law; provided, that the right to terminate under this Section 8.1(d) shall not be available to Public Company where Public Company’s failure to fulfill any obligation under this Agreement has been the principal cause of the failure to obtain the requisite vote of the stockholders of Public Company;

(e)    by Public Company, if at any time prior to the receipt of the Merger Partner Stockholder Approval: (i) the Merger Partner Board shall have effected a Merger Partner Board Recommendation Change, or (ii) Merger Partner shall have materially breached its obligations under Section 6.1 or Section 6.5(a);

(f)    by Merger Partner, at any time prior to the receipt of the Required Public Company Stockholder Approval, if: (i) the Public Company Board shall have effected a Public Company Board Recommendation Change, or (ii) Public Company shall have materially breached its obligations under Section 6.1 or Section 6.5(b);

(g)    by Public Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of Merger Partner, which breach would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; provided, that Public Company is not then in material breach of any representation, warranty or covenant under this Agreement; and provided, further, that if such breach or failure to perform is curable by Merger Partner, as applicable, then this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure until the expiration of a thirty (30)-calendar day period commencing upon delivery of written notice from Public Company to Merger Partner of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(h)    by Merger Partner, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of Public Company, which breach would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied; provided, that Merger Partner is not then in material breach of any representation, warranty or covenant under this Agreement; and provided, further, that if such breach or failure to perform is curable by Public Company or Merger Sub, then this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure until the expiration of a thirty (30)-calendar day period commencing upon delivery of written notice from Merger Partner to Public Company of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(i)    by Public Company, if the Merger Partner Stockholder Approval is not obtained by delivery of the Written Consents on or prior to 5:00 p.m., New York City time, on the date that is two (2) Business Days after the Registration Statement is declared effective under the Securities Act;

(j)    by Merger Partner if, at any time prior to the receipt of the Merger Partner Stockholder Approval, each of the following occur: (i) Merger Partner shall have received a Superior Proposal; (ii) Merger Partner shall have complied in all material respects with its obligations under Section 6.1 with respect to such Superior Proposal, including with respect to making a Merger Partner Board Recommendation Change with respect to such Superior Proposal; (iii) the Merger Partner Board approves, and Merger Partner substantially concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (iv) prior to or concurrently with such termination, Merger Partner pays to the Public Company the amount contemplated by Section 8.3(b); or

(k)    by Public Company if, at any time prior to the receipt of the Required Public Company Stockholder Approval, each of the following occur: (i) Public Company shall have received a Superior Proposal; (ii) Public Company shall have complied in all material respects with its obligations under Section 6.1 with respect to such Superior Proposal, including with respect to making a Public Company Board Recommendation Change with respect to such Superior Proposal; (iii) the Public Company Board approves, and Public Company substantially concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (iv) prior to or concurrently with such termination, Public Company pays to Merger Partner the amount contemplated by Section 8.3(c).

8.2.    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Merger Partner, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for any material and willful breach of this Agreement, fraud or intentional misconduct and (b) the provisions of Section 5.3 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and Article IX (Miscellaneous) (other than Section 9.14) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. A “material and willful breach” by a party of a provision of this Agreement means that the party knowingly undertook an action, or failed to undertake an action, with the understanding that the action, or failure to act, was a material breach by such party of the applicable provisions of this Agreement. For purposes of this Agreement, the failure to consummate the Closing pursuant to, and when required by, the terms of this Agreement shall constitute a material and willful breach hereunder.

8.3.    Fees and Expenses.

(a)    Except as set forth in this Section 8.3 or expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Merger Partner and Public Company shall share equally (i) all fees and expenses of the Exchange Agent, (ii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto, and (iii) all fees and expenses incurred in connection with the engagement of any proxy soliciting firms.

(b)    Merger Partner shall pay Public Company a termination fee of Two Million dollars ($2,000,000) (the “Merger Partner Termination Fee”) in the event of the termination of this Agreement:

(i)    by Public Company pursuant to Section 8.1(e);

(ii)    by Merger Partner pursuant to Section 8.1(j); or

(iii)    by Public Company or Merger Partner, as applicable, pursuant to Section 8.1(b) or Section 8.1(g) or Section 8.1(i) so long as (A) prior to the termination of this Agreement, any Person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Merger Partner; and (B) within twelve (12) months after such termination Merger Partner enters into a definitive agreement to consummate (which is consummated, whether or not within or after the twelve (12)-month period), or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided, that for purposes of this Section 8.3(b)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(c)    Public Company shall pay Merger Partner a termination fee of One Million dollars ($1,000,000) (the “Public Company Termination Fee”) in the event of the termination of this Agreement:

(i)    by Merger Partner pursuant to Section 8.1(f);

(ii)    by Public Company pursuant to Section 8.1(k); or

(iii)    by Public Company or Merger Partner, as applicable, pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(h), so long (A) prior to the termination of this Agreement, any Person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Public Company; and (B) within twelve (12) months after such termination Public Company enters into a definitive agreement to consummate (which is consummated, whether or not within or after the twelve (12)-month period), or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided, that for purposes of this Section 8.3(c)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(d)    If this Agreement is terminated by Merger Partner pursuant to Section 8.1(d), Public Company shall reimburse Merger Partner for all reasonable out of pocket fees and expenses (the “Third Party Expenses”) incurred by Merger Partner in connection with this Agreement and the consummation of the transactions contemplated hereby, up to a maximum of Five Hundred Thousand Dollars ($500,000), by wire transfer of same day funds within five (5) Business Days following the date on which Merger Partner submits to Public Company true and correct copies of reasonable documentation supporting such expenses.

(e)    If this Agreement is terminated by Public Company pursuant to Section 8.1(i), Merger Partner shall reimburse Public Company for all Third Party Expenses incurred by Public Company in connection with this Agreement and the consummation of the transactions contemplated hereby, up to a maximum of Five Hundred Thousand Dollars ($500,000), by wire transfer of same day funds within five (5) Business Days following the date on which Public Company submits to Merger Partner true and correct copies of reasonable documentation supporting such expenses.

(f)    Any fee due under Section 8.3(b)(i) or 8.3(c)(i) shall be paid by wire transfer of same day funds concurrently with the termination of this Agreement (and shall be a condition to the effectiveness of such termination). Any fee due under Section 8.3(b)(ii) or 8.3(c)(ii) shall be paid by wire transfer of same day funds on the date of termination of this Agreement (and shall be a condition to the effectiveness of such termination). Any fee due under Section 8.3(b)(iii) or 8.3(c)(iii) shall be paid by wire transfer of same-day funds within two (2) Business Days after the date on which the transaction referenced in clause (B) of such Section 8.3(b)(iii) or 8.3(c)(iii), as applicable, is consummated. If one party fails to promptly pay to the other any fee due pursuant to this Section 8.3, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent (5%) per annum, compounded quarterly, from the date such fee was required to be paid.

(g)    The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the termination fees described in, and under the circumstances provided for in, this Section 8.3 shall constitute the sole and exclusive remedy of Public Company or Merger Partner, as applicable in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Public Company or Merger Partner shall receive the payment of a termination fee under the circumstances provided for in this Section 8.3, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Public Company and any of its Affiliates or Merger Partner and any of its Affiliates, as applicable, or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Public Company, Merger Sub any of their respective Affiliates or Merger Partner or any of its Affiliates, as applicable, or any other Person, shall be entitled to bring or maintain any other claim, action or proceeding against Public Company or Merger Partner, as applicable, or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(h)    The parties hereto acknowledge and agree that in no event shall Merger Partner be required to pay the Merger Partner Termination Fee or any expenses referred to in Section 8.3(e) on more than one occasion, nor shall Public Company be required to pay the Public Company Termination Fee or any expenses referred to in Section 8.3(d) on more than one occasion, in each case, whether or not such fee or expenses may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. For the avoidance of doubt, to the extent any Third Party Expenses are paid, such amounts shall be credited against any Merger Partner Termination Fee or Public Company Termination Fee, as applicable, which becomes payable thereafter.

ARTICLE IX
MISCELLANEOUS

9.1.    Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

9.2.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as set forth below:

(a)     if to Public Company or Merger Sub, to:

Pieris Pharmaceuticals, Inc.

225 Franklin Street, 26th Floor

Boston, MA 02110

Attention: Stephen Yoder, Tom Bures, Karam Hijji

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: William C. Hicks, Marc D. Mantell, Scott Dunberg

(b)     if to Merger Partner, to:

Palvella Therapeutics, Inc.

125 Strafford Ave, Suite 360

Wayne, PA 19087

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders, LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

Attention: Christopher S. Miller

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner set forth in this Section 9.2.

9.3.    Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4.    Amendment. Subject to applicable Law, and Section 6.10(e) (D&O Indemnification), this Agreement may be amended with the approval of the Public Company Board and the Merger Partner Board, at any time prior to the Effective Time (whether before or after obtaining the Required Public Company Stockholder Approval or the Written Consents); provided, however, that after the Required Public Company Stockholder Approval or the Written Consents have been obtained, no amendment to this Agreement may be made without the further approval of the stockholders of Public Company or Merger Partner, as applicable, if such further approval is required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Public Company and Merger Partner.

9.5.    Extension; Waiver. Public Company may (a) extend the time for the performance of any of the obligations or other acts of Merger Partner set forth herein, (b) waive any inaccuracies in the representations and warranties of Merger Partner set forth herein or (c) waive compliance by Merger Partner with any of the agreements or conditions set forth herein. Merger Partner may (i) extend the time for the performance of any of the obligations or other acts of Public Company or any of its subsidiaries, set forth herein, (ii) waive any inaccuracies in the representations and warranties of Public Company or any of its subsidiaries set forth herein or (iii) waive compliance by Public Company or any of its subsidiaries with any of the agreements or conditions set forth herein. Any agreement on the part of any such party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

9.6.    Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 9.4 or an extension or waiver of this Agreement pursuant to Section 9.5 shall, in order to be effective, require action by the respective boards of directors of the applicable parties.

9.7.    No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 6.10.

9.8.    Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.8 is void.

9.9.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.10.    Counterparts and Signature. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. To the extent signed and delivered by means of a facsimile machine or telecopy, by email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000, this Agreement shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.11.    Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Public Company or Merger Partner, as applicable, by the other party, with confirmation of receipt, (ii) included in the virtual data rooms established by Public Company and Merger Partner created for the purposes of providing information to the other party in connection with this Agreement at least one (1) Business Day prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Public Company, filed with and publicly available on the SEC’s EDGAR prior to the date of this Agreement. When used in the Agreement, “Person” shall mean any natural person, corporation, exempted company, limited liability company, partnership, exempted limited partnership, association, joint venture, trust, or other entity or business association. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Merger Partner Material Adverse Effect or Public Company Material Adverse Effect, in each case as defined in this Agreement.

9.12.    Governing Law. This Agreement and all matters, claims, counterclaims, or causes of action (whether in contract, tort, statute, or otherwise) arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement), or the actions of any party in the negotiation, administration, performance, or enforcement of this Agreement (collectively, “Relevant Matters”) shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware. For the avoidance of doubt, all matters relating to the internal affairs of Public Company (including the fiduciary duties of its directors and officers) shall be governed by the internal Laws of the State of Nevada without giving effect to any choice or conflict of Law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Nevada.

9.13.    Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.14.    Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating any Relevant Matter, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to any Relevant Matter in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.14, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

9.15.    WAIVER OF JURY TRIAL. EACH OF PUBLIC COMPANY, THE MERGER SUB AND MERGER PARTNER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER.

9.16.    Disclosure Schedule. Each of the Merger Partner Disclosure Schedule and the Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

9.17.    Certain Defined Terms. For purposes of this Agreement:

(a)    “2024 Equity Plan means the 2024 equity incentive plan of Public Company in form and substance as determined by Merger Company (subject to Public Company’s approval, not to be unreasonably withheld, conditioned or delayed.

(b)    “Excluded Contracts” means (i) Contracts solely concerning non-exclusive rights granted to Merger Partner or Public Company (as applicable) that are not material to the business of such Person, including any Contract solely for the license of “off-the-shelf” software that is available on standard commercial terms, (ii) Contracts the terms of which are solely focused on obligations relating to non-disclosure or confidentiality or assignments of Intellectual Property (to the extent in customary form and copies of which forms have been made available to Public Company or Merger Partner, as applicable), in each case entered into in the Ordinary Course of Business, (iii) statements of work, works orders, project annexes, purchase orders and associated terms and conditions to the extent the Contract accompanying such statements of work, works orders, project annexes, purchase orders, and associated terms and conditions has been made available to Public Company or Merger Partner, as applicable, (iv) agreements with clinical trial sites, (v) solely with respect to Public Company, Contracts related to Intellectual Property that has been abandoned as of the date hereof, including those identified on Section 9.17(b) of the of the Public Company Disclosure Schedule, and (vi) solely with respect to Public Company, Contracts entered into in connection with any Legacy Asset Disposition.

(c)    “German R&D Tax Credit” means any tax refund or credit under the Research Allowance Act (called research allowance or Forschungszulage).

(d)    “Good Clinical Practices” means applicable ethical and quality standards and rules for designing, conducting, monitoring, recording, reporting, auditing, and analyses of trials that involve the participation of human subjects, including without limitation 21 CFR Parts 11, 50, 54, 56, and 312, and 45 CFR 46.

(e)    “Good Laboratory Practices” means applicable standards, rules and criteria, including 21 CFR Part 58, relating to a quality system and controls concerned with the organizational process, the conditions under which non-clinical health and environmental safety studies are planned, performed, monitored, recorded, reported and archived, and the integrity of data collected in such studies.

(f)    “Good Manufacturing Practices” means applicable standards, quality management system regulations, and rules for ensuring that products are consistently produced and controlled according to quality standards, including without limitation requirements for methods, facilities, and controls in manufacturing, processing, packing, storing, labeling, and monitoring of the identity, strength, quality, and purity of drug products, including without limitation 21 CFR Parts 210, 211, 314, and 600, as applicable.

(g)    “knowledge of Merger Partner” and similar expressions mean the actual knowledge of the individuals identified on Schedule K of the Merger Partner Disclosure Schedule for this purpose.

(h)    “knowledge of Public Company” and similar expressions mean the actual knowledge of the individuals identified on Schedule K of the Public Company Disclosure Schedule for this purpose.

(i)    “Liability” means, with respect to any Person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities, obligations, claims, and deficiencies related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, termination payment obligations, and all other liabilities, obligations, claims, and deficiencies of such Person or any of its subsidiaries or Affiliates, in each case, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with GAAP.

(j)    “Merger Partner Material Adverse Effect” means any change, effect, event, circumstance or development (an “Effect”) that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Merger Partner, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Merger Partner Material Adverse Effect or be taken into account for purposes of determining whether a Merger Partner Material Adverse Effect has occurred or is reasonably likely to occur: (i) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (ii) changes or events after the date of this Agreement affecting the industry or industries in which Merger Partner operates generally (except to the extent those changes or events have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (iii) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (iv) changes after the date of this Agreement in Laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (v) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Merger Partner relative to the other participants in the industry or industries in which Merger Partner operates), (vi) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement, (vii) any failure by Merger Partner to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (vii), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), or (viii) any equityholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated by the Agreement.

(k)    “Ordinary Course of Business” means, with respect to a Person, in the ordinary course of business consistent in all material respects with past practice of such Person; provided that, with respect to Public Company, during the period prior to the Closing, the Ordinary Course of Business of Public Company shall also be deemed to include any reasonable actions taken to effect the winding down of its prior research and development activities, but only if such actions do not and would not reasonably be expected to result in any Liability to Public Company following the Closing.

(l)    “Permitted Liens” means (A) Liens of landlords, carriers, warehousemen, mechanics, vendors, materialmen or other Persons securing obligations arising in the Ordinary Course of Business that are not yet due and payable, (B) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, (C) Liens incurred to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations in the Ordinary Course of Business, (D) Liens for Taxes (1) not yet due, or (2) being contested through appropriate proceedings and for which adequate reserves are reflected on the Merger Partner Balance Sheet, (E) Liens expressly set forth in Excluded Contracts, and (F) other Liens that are not material.

(m)    “Permitted Settlement” means, with respect to any Person, a settlement by such Person of any pending legal proceeding that: (i) provides for the payment by such Person of money damages and no other relief of any nature; and (ii) includes an unconditional release and wavier of future claims by all plaintiffs in favor of such Person.

(n)    “Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date.

(o)    “Public Company Charter Amendments” means the amendments to the Public Company’s articles of incorporation to (i) increase the number of shares of authorized Public Company Common Stock from 3,750,000 to 200,000,000 and (ii) change the name of Public Company to “Palvella Therapeutics, Inc.”

(p)    “Public Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Public Company and its subsidiaries, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Public Company Material Adverse Effect or be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur: (i) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (ii) changes or events after the date of this Agreement affecting the industry or industries in which Public Company and its subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (iii) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (iv) changes after the date of this Agreement in Laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (v) any natural disaster, epidemic, pandemic or other disease outbreak (including the COVID-19 pandemic) or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (vi) a change in the public trading price of Public Company Common Stock or the implications hereof (it being understood that any Effect causing or giving rise to any such change shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur), (vii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement, (viii) any failure by Public Company or any of its subsidiaries to meet any public estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, (ix) any failure by Public Company or any of its subsidiaries to meet any internal guidance, budgets, plans or forecasts of such Person’s revenues, earnings or other financial performance or results of operations, (x) any changes in or affecting research and development, preclinical studies, clinical trials or other drug development activities (including the failure to obtain positive results from clinical trials, the occurrence of adverse events or serious adverse events in any clinical trial, development activities or favorable responses from any applicable Governmental Entity) conducted by or on behalf of Public Company or any of its subsidiaries or licensees in respect of such Person’s products or product candidates, (xi) any rejection or non-acceptance by a Governmental Entity of a registration or filing by Public Company or any of its subsidiaries relating to any IP Rights of Public Company or any of its subsidiaries, (xii) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of Public Company’s or any of its subsidiaries’ product candidates, including product candidates licensed out to the third parties, (xiii) any stockholder or derivative litigation arising from or relating to this Agreement or the transactions contemplated by the Agreement, (xiv) any Legacy Asset Disposition, or (xv) any of the matters set forth on Section 9.17(m) of the Public Company Disclosure Schedule (but in the case of clauses (vi), (vii), (viii), or (ix), the underlying cause of such changes or failures shall be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur, unless such changes or failures would otherwise be excepted from this definition).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PIERIS PHARMACEUTICALS, INC.

By:	/s/ Stephen S. Yoder
Name: Stephen S. Yoder Title: Chief Executive Officer

POLO MERGER SUB, INC.

By:	/s/ Thomas Bures
Name: Thomas Bures Title: President

PALVELLA THERAPEUTICS, INC.

By:	/s/ Wesley H. Kaupinen
Name: Wesley H. Kaupinen Title: Chief Executive Officer

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